AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 1999

                                    Registration No.__________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ____________________

                                 SOFTLINK, INC.
                 (Name of Small Business Issuer in Its Charter)

NEVADA                                    7372                   86-0891610
                                ---------------------------- ------------------
(State or Jurisdiction of       (Primary Standard Industrial (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)


                   2041 Mission College Boulevard, Suite 259
                         Santa Clara, California  95054
                                 (408) 496-6668
         (Address and Telephone Number of Principal Executive Offices)

                   2041 Mission College Boulevard, Suite 259
                         Santa Clara, California  95054
(Address of Principal Place of Business or Intended Principal Place of Business)

                                Mr. William Yuan
                                   President
                                 Softlink, Inc.
                   2041 Mission College Boulevard, Suite 259
                         Santa Clara, California  95054
                                 (408) 496-6668
           (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                             James C. Chapman, Esq.
                             Cathryn S. Gawne, Esq.
                             Romin P. Thomson, Esq.
                            Silicon Valley Law Group
                         152 N. Third Street, Suite 900
                          San Jose, California  95112

Approximate Date of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
 Title of each         Amount to be           Proposed           Proposed
 class of                registered            maximum            maximum
 securities to be                              offering          aggregate                  Amount of
 registered                                 price per unit     offering price            registration fee
---------------------------------------------------------------------------------------------------------------
Common Stock,         3,630,000 shares      $   0.97 (1)         $ 3,521,100 (1)          $  978.87 (1)
 $.001 par value

Common Stock,           240,000 shares      $2.43756 (2)         $   585,014 (2)          $  162.63 (2)
 $.001 par value

Common Stock,           150,000 shares      $   2.25 (2)         $   337,500 (2)          $   93.83 (2)
 $.001 par value

   Total              4,020,000 shares                           $ 4,443,614 (1) (2)      $1,235.33 (1)(2)
---------------------------------------------------------------------------------------------------------------

(1)  Calculated in accordance with Rule 457(c).
(2)  Calculated in accordance with Rule 457(g).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                    Subject to Completion, November 2, 1999


                             [SOFTLINK, INC. LOGO]


                                4,020,000 Shares

                                  Common Stock

     We have prepared this prospectus to allow Deephaven Private Placement Trading, Ltd., Hornblower Investors LLC and Cardinal Capital Management LLC, or their respective pledgees, donees, transferees or other successors in interest, to sell up to 4,020,000 shares of our common stock which they own or may acquire upon conversion of our preferred stock and exercise of warrants previously acquired in private placements. We will receive no proceeds from the sale of these shares, except for the proceeds from the exercise of the warrants.

     Our common stock is listed on the NASD O-T-C Market Bulletin Board under the symbol "SFLK". On October 29, 1999, the closing price of our common stock was $0.97 per share.

                             ______________________

 SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF MATERIAL ISSUES TO
                  CONSIDER BEFORE PURCHASING OUR COMMON STOCK.
                            _______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 1999.

                        TABLE OF CONTENTS

                                                        Page
                                                        ----

Prospectus Summary                                         3
Risk Factors                                               6
Use of Proceeds                                           19
Price Range of Common Stock and Dividend Policy           19
Capitalization                                            20
Selected Consolidated Financial Data                      21
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                     22
Business                                                  29
Management                                                38
Related Party Transactions                                46
Selling Stockholders                                      48
Principal Stockholders                                    50
Description of Capital Stock                              51
Shares Eligible for Future Sale                           58
Plan of Distribution                                      59
Legal Matters                                             60
Experts                                                   60
Where You Can Find Additional Information                 61
Index to Financial Statements                            F-1

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "Softlink", the "Company", "we", "us" and "our" refer to Softlink, Inc. and its wholly-owned subsidiary, Softlink Incorporated.

     "eMail inChorus" is a trademark of Softlink. All other trademarks, service marks or tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including the section named "Risk Factors" and our Consolidated Financial Statements and the related Notes, before deciding to invest in our common stock. All share information has been adjusted to reflect our reorganization in March 1998.

                                  THE COMPANY

     Softlink provides multimedia email solutions that bring life to online communication with voice, sound, animation and graphics. We develop and market software products that use our proprietary technology to allow businesses and consumers to communicate through text, voice, sound, annotation and animation.

     Our two key products are eMail VOICELink and eMail inChorus. eMail VOICELink adds voice messages to email communications over the Internet, allowing users to add personality, clarity and impact to their email messages. eMail inChorus is a multimedia email product that integrates text, voice, sound,
annotation and animation with email.   Users of both VOICELink and inChorus can
send their messages through standard email packages such as Netscape Mail, Microsoft Outlook, America Online and Eudora, and can utilize our products with MSN and other major Internet service providers.

     International Data Corporation predicts that the number of email addresses on the Internet will double yearly from an installed base of 52,000,000 in 1995, and will continue doubling until 2000. Industry sources also indicate that email accounts for 70% of all Internet connect time. Businesses are currently using email in their e-commerce strategies to replace or supplement banners and other online advertising strategies. To date, however, most email products only allow the transmission of text or text with file attachments due to the large amount of capacity, or bandwidth, required for more complex messages.

     Our proprietary multimedia composer and compression technology allows multimedia email messages to be transmitted over the Internet with the minimum consumption of bandwidth. Use of this technology would permit businesses to expand their e-commerce marketing capabilities with multimedia email by offering product demonstrations or complex graphs and tables to customers. In addition, we believe that companies could realize cost savings by using multimedia email in lieu of printed brochures, flyers and coupons.

     Our products provide online communications solutions for consumers and business users across a variety of industries. We have established strategic relationships with several multimedia peripheral manufacturers to promote our products and have entered an agreement with Earthlink/Sprint combining their Internet access services with our products in return for a payment by new Earthlink subscribers. We also have an agreement with one of the largest Japanese distributors to sell our products in Japan through distributors and OEM partners.

                                  THE OFFERING

Common stock offered by selling stockholders    4,020,000 shares (1)

Common stock to be outstanding after this
offering                                        13,039,293 shares(1)(2)

Use of proceeds                                 Other than the proceeds from the
                                                exercise of the warrants, none
                                                of the proceeds from the sale of
                                                the common stock offered by this
                                                prospectus will be received by
                                                us. Any warrant exercise
                                                proceeds received by us will be
                                                used for marketing,
                                                establishment of our consulting
                                                and service business and for
                                                working capital and general
                                                corporate purposes.

O-T-C Market Bulletin Board symbol:             "SFLK"
__________________
(1) Includes the maximum number of shares issuable upon conversion of the preferred stock and exercise of the warrants.

(2) Does not include 2,056,184 shares reserved for issuance upon exercise of outstanding stock options and warrants, other than the warrants which can be exercised for the common stock offered by this prospectus.

                             SUMMARY FINANCIAL DATA

     Set forth below are summary statements of operations data for the three months ended June 30, 1999 and 1998, and for the years ended March 31, 1999 and 1998, and summary balance sheet data as of June 30, 1999. This information should be read together with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations", appearing elsewhere in this prospectus.

                                                                    Three Months Ended June 30,               Years Ended March 31,
                                                                   1999                    1998              1999              1998

Consolidated Statements of Operations Data:

Net sales, including license fee income                            $  324,600         $  160,400          $    731,100   $   23,500

Cost of sales                                                          57,000             15,700                39,200       12,900

Loss from operations                                                 (555,600)           (40,200)           (1,128,100)    (620,100)

Net loss                                                             (562,700)           (40,300)           (1,015,900)    (620,800)

Basic and diluted loss per share                                   $    (0.07)        $    (0.01)         $      (0.14)  $    (0.26)

Basic and diluted weighted-average common shares outstanding        7,803,700          5,500,400             7,132,600    2,377,200


                                                                     June 30,
                                                                         1999
Consolidated Balance Sheet Data:

Cash and cash equivalents                                          $   56,200
Working capital                                                    $  727,100
Total assets                                                       $1,186,500
Short-term debt                                                    $  100,000

Total stockholders' equity                                         $  903,400

                                  RISK FACTORS


  An investment in the shares of our common stock offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors as well as the other information set forth in this prospectus before you decide to buy our common stock.

  Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they: (i) discuss our expectations about our future performance; (ii) contain projections of our future operating results or of our future financial condition; or (iii) state other "forward-looking" information. We believe it is important to communicate
our expectations to our stockholders.   There may be events in the future,
however, that we are not able to predict accurately or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline and you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY.

  We were founded in November 1995 and commercially released version 1.0 of our first product, eMail VOICELink, in August 1997. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early stage companies. These risks and uncertainties are increased due to the new and evolving nature of the multimedia email market. In addition, because we have a limited operating history, our past results may not be meaningful and you should not rely on them as indicators of our future performance. For a detailed discussion of our financial condition and results of operations, please see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE ARE SUBJECT TO THE RISKS AND UNCERTAINTIES FREQUENTLY ENCOUNTERED BY EARLY STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS.

  Due to our limited operating history, we are subject to many of the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. Among other things, we are faced with the need to establish our credibility with customers, advertising and other service providers, and prospective strategic partners, and these parties are often understandably reluctant to do business with companies that have not had an opportunity to establish a track record of performance and accountability. Early stage companies must also devote substantial time and resources to recruiting qualified senior management and employees at all levels, and must make significant investments to establish brand recognition. If we are unable to overcome some of these obstacles, we may be unable to achieve our business goals and raise sufficient capital to expand our business.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT LOSSES FOR THE FORESEEABLE FUTURE.

     Since our inception in November 1995, we have incurred substantial losses. Our net loss equaled approximately $621,000 for the year ended March 31, 1998, approximately $1,016,000 for the year ended March 31, 1999, and approximately $563,000 for the three months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of approximately $2,209,000.

     We anticipate that our expenses relating to developing, marketing and supporting our current and future products and services will increase substantially in the future. In particular, we expect to make significant expenditures on the following activities:

     - developing new market opportunities for our current and future products and services;

     - funding more research and development to improve our current solutions and to create new solutions;

     - developing awareness of our name and brand among businesses and consumers;

     - expanding and improving our sales and marketing operations;

     - developing new channels for distributing our products and providing our services;

     - expanding and improving our financial and operational infrastructure; and

     - hiring additional employees.

     Accordingly, for the foreseeable future we expect to experience additional losses as our expenses for developing, marketing and supporting our current solutions and developing new solutions exceed our total revenues. These additional losses will increase our accumulated deficit.

OUR FUTURE OPERATING RESULTS ARE UNPREDICTABLE AND ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

     Our revenues, gross margins and other operating results may vary significantly from quarter to quarter. The fluctuations may be due to a number of factors, many of which are beyond our control. These factors include:

     - our or our competitors' introduction of new or enhanced multimedia email solutions;

     - market acceptance of existing or planned products and services, including future versions of eMail VOICELink and eMail inChorus;

     - our ability to keep current with the evolving tastes of our target market;

     - the time it takes us to sell our products and services and the size of each transaction;

     -  the mix of software license and service revenues;

     -  our or our competitors' price changes or changes in pricing models;

     - the shift from higher gross margins from software license and upgrade revenues to lower gross margins from support and service revenues;

     - the mix of distribution channels through which we sell our products and services;

     -  costs relating to possible acquisitions of technology or businesses;

     - unanticipated delays or cost increases with respect to product introductions; and

     -  costs, timing and impact of our sales and marketing initiatives.

     Because of these and other factors, we do not believe that quarter-to-quarter comparisons of our historical results of operations are good predictors of our future performance. Furthermore, it is possible that in some future quarters our results of operations may fall below the expectations of securities
analysts and investors.   In this event, the trading price of our stock will
likely be materially and adversely affected. Please also see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed analysis of our period-to-period results.

WE RELY HEAVILY ON LICENSING AND SALES OF ONE PRODUCT FAMILY.

     To date, we have generated nearly all of our revenues from the license and related upgrades of our eMail VOICELink and eMail inChorus family of products. We expect that our current eMail VOICELink and eMail inChorus family of software products and future software products will continue to account for a substantial majority of our revenues for the foreseeable future. Therefore, our future financial performance is dependent, in significant part, upon the successful development, introduction and customer acceptance of new and enhanced versions of eMail VOICELink and eMail inChorus and of related new products and services that we may develop. We cannot assure you that we will be successful in upgrading eMail

VOICELink and eMail inChorus or that we will successfully develop new products and services, or that any new product or service will achieve market acceptance. Consequently, factors affecting the pricing of and demand for our current products, such as competition, technological changes, failure of the market for advanced email solutions to develop as we expect or lack of customer acceptance could have a material and adverse effect on our business, results of operations or financial condition. For more information on the sources of our revenues, please see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE ARE DEPENDENT ON ONE LICENSING CUSTOMER AND LICENSING REVENUE.

     For the three months ended June 30, 1999 and the year ended March 31, 1999, approximately $153,000 and $640,000, respectively, or 47% and 87.5%, respectively, of our net sales were derived from licensing revenue from one customer, NIC Ltd. The loss of this customer could have a material and adverse effect on our business, results of operations or financial condition. Although we are seeking to increase our sales of software products, we expect that a substantial majority of our revenues for the foreseeable future will be derived from the licensing of our software products.

WE HAVE AN UNPROVEN AND CHANGING BUSINESS MODEL.

     Our core business model has focused on licensing software designed to enable our customers to enhance their email communications with voice and multimedia features. To date, substantially all of our revenue has been derived from licensing of our software. We are attempting to increase sales of our software to complement our licensing revenue; however, we believe that it is too early to determine whether this business model will be successful in the future.

     We also intend to broaden our business by offering turnkey multimedia email services. These services would transfer to us the responsibility for constructing and disseminating multimedia messages on behalf of our customers. We would be competing against production and advertising companies in this market, and we may not compete effectively with these current or future service providers based on price, performance or other features. We expect to devote significant engineering, marketing, sales and customer support resources to enhance the competitiveness and cost-effectiveness of these services. These actions may divert resources from our other products and services and may thus harm our core eMail VOICELink and eMail inChorus business.

OUR MARKETS ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE
SUCCESSFULLY.

     The markets in which we are engaged are new, rapidly evolving and intensely competitive, and we expect competition to intensify further in the future both from existing competitors and new market entrants. We believe that our ability to compete depends on many factors both within and beyond our control, including:

     - the ease of use, performance, features, price and reliability of our solutions as compared to those of our competitors;

     - the timing and market acceptance of new solutions and enhancements to existing solutions developed by us and our competitors;

     -  the quality of our customer service and support; and

     -  the effectiveness of our sales and marketing efforts.

     In the voice email market, we compete directly with Qualcomm and a variety of smaller, privately held companies. Some of our competitors bundle their voice email solutions with existing email products such as Eudora, an email product owned and marketed by Qualcomm. These competitors have much more experience with advanced email solutions and may have lower cost structures due, in part, to efficiencies created from the larger scale of their operations.

     In the multimedia email market, we compete with companies that create, produce and transmit mass multimedia email, such as eCommercial.com and CyberLink. Although these companies have a greater emphasis on the design and creation of multimedia email messages rather than providing the tools for transmission of multimedia e-mail, they have significantly greater resources than we do, and if they were to offer multimedia email solutions with features comparable to eMail inChorus, there can be no assurance that we would be able to compete effectively.

     Many of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many of our current and potential competitors have greater name recognition and more extensive customer bases. These competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies or offer more attractive terms to purchasers than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could impair our finances and business prospects. We cannot assure you that we will be able to compete successfully against existing or potential competitors or that competitive pressures will not materially impair our finances or business prospects.

MULTIMEDIA EMAIL IS A NEW AND EVOLVING BUSINESS.

     Multimedia email is in its very early stages of development. Like many new businesses, it is characterized by rapidly evolving technologies, quickly changing marketing and sales strategies, multiple and aggressive market participants, fluctuating demand and uncertain market acceptance for products and services. Multimedia email is also heavily dependent on the success of the Internet, which itself is a relatively new medium with an unpredictable future.

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT AND USE OF THE INTERNET.

     Because we are in the business of multimedia email solutions, our success is directly tied to the widespread acceptance and continued use of the Internet. However, the Internet may not be accepted as a viable commercial medium for a number of reasons, including the following:

     - inadequate Internet infrastructure;

     - security concerns;

     - possible governmental regulation;

     - inconsistent quality of service; or

     - unavailability of cost-effective, high-speed service.

     If use of the Internet does not grow as expected, our business, results of operations and financial condition would be materially and adversely affected. Also, if the Internet's current infrastructure or the technical standards and protocols that support such infrastructure change or are replaced by new technical standards and protocols, we may need to incur substantial costs to adapt our current solutions.

WE ARE GROWING RAPIDLY, AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT.

     We are currently experiencing a period of significant expansion. In order to execute our business plan, we must continue to grow significantly. This growth will strain our personnel, management systems and resources. Our ability to compete effectively and manage future growth, if any, will require us to continue to implement and improve operational, financial and management information systems on a timely basis and to attract, hire, train efficiently and effectively and retain additional technical, managerial, finance, sales and marketing and support personnel. Any failure to implement and improve our operational, financial and management systems or to attract, hire, train or retain employees could have a material and adverse effect on our business, results of operations or financial condition.

WE DEPEND ON OUR KEY PERSONNEL TO OPERATE OUR BUSINESS, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS.

     Our future performance will depend largely on the efforts and abilities of our key technical, sales and managerial personnel and on our ability to retain them. We are dependent upon the continued services and on the performance of our executive officers and other key employees, particularly William Yuan, our President and Chief Executive Officer, Johnson Lee, our Chairman, and Edmund Leung, our Treasurer, Secretary and Chief Technical Officer. We currently maintain key person life insurance on Messrs. Yuan, Lee and Leung; however, the loss of the services of any these individuals could materially and adversely affect our business. Additionally, we believe we will need to attract, retain and motivate talented management and other highly skilled employees to be successful.

WE FACE RISKS ASSOCIATED WITH GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

     Due to concerns arising from the increasing popularity and use of the Internet, a number of laws and regulations have been and may be adopted covering such issues as use privacy, pricing, acceptable content, taxation and quality of products and services. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business or otherwise have a material and adverse effect on our business, results of operations and financial condition. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The law governing the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws governing intellectual property, copyright, privacy, obscenity, libel and taxation apply to the Internet. Any of these developments could have a material and adverse effect on our business, results of operations or financial condition.

WE FACE RISKS OF PRODUCT DEFECTS AND PRODUCT LIABILITY CLAIMS.

     Software products frequently contain errors, defects or performance problems (commonly called "bugs"), especially when they are first introduced or when new versions or enhancements are released. Although we test our products extensively prior to introduction, we cannot assure you that our testing will detect all serious defects, errors and performance problems prior to commercial release of our future software products. Any future software defects, errors or performance problems discovered after commercial release could result in the diversion of scarce resources away from customer service and product development, lost revenues or delays in customer acceptance of our products and damage to our reputation, which, in each case, could have a material and adverse effect on our business, results of operations or financial condition.

     Although our license agreements with our customers typically contain provisions designed to limit our exposure to liabilities arising from product liability claims, we cannot assure you that these provisions will be enforceable under existing or future international, federal, state or local laws and judicial decisions. We have not experienced any product liability claims to date, but we may be subject to such claims in the future. A product liability claim brought against us could have a material and adverse effect on our business, results of operations or financial condition.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS IN OUR PRODUCTS.

     Policing unauthorized use of our products is difficult. The laws of other countries may afford little or no effective protection of our technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could have a material and adverse effect on our business, results of operations or financial condition.

     The success and competitiveness of our products depend in part upon our ability to protect our current and future technology through a combination of trademark, trade secret and copyright law. Because laws protecting certain ownership rights in software are uncertain and still evolving, we cannot give you any assurance about the future viability or value of any of our current technology ownership rights.

     We enter into intellectual property agreements with our employees and consultants and confidentiality agreements with certain other parties, and generally control access to and distribution of our software, documentation and other proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently.

OUR PRODUCTS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     From time to time we expect to be subject to claims of alleged infringement by us of the copyrights, trade secrets and other intellectual property rights of third parties. In addition, other parties may assert invalidity claims (or claims for indemnification resulting from infringement claims) against us. Any such assertions or prosecutions might materially and adversely affect our business, results of operations or financial condition. Such claims could subject us to significant liability for damages and could result in invalidation of our proprietary rights and be time-consuming and expensive to defend, and could result in the diversion of management time and attention. If any such claims or actions are asserted against us, we may seek to obtain a license under a third party's intellectual property rights. We cannot assure you, however, that under such circumstances a license would be available on reasonable terms, or at all.

WE WOULD LOSE REVENUES AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

     We are currently assessing the impact of the Year 2000 issue on our business and operations. The failure of our internal systems, or any material third-party systems, to be Year 2000 compliant could have a material and adverse effect on our business, results of operations and financial condition.

     We believe that the current versions of our eMail VOICELink and eMail inChorus products are Year 2000 compliant. However, we cannot assure you that our products will not experience Year 2000 problems in the future. Any such problems could result in a decrease in sales of our products, an increase in the allocation of our resources to address Year 2000 problems of our customers without additional revenue and an increase in litigation costs relating to losses suffered by our customers due to Year 2000 problems.

     To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. However, we may fail to discover Year 2000 compliance problems in our systems that will require substantial revisions or replacements. There can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our users, decrease the use of the Internet or prevent users from accessing our services, any of which would have a material and adverse effect on our business, results of operations and financial condition.

WE ARE HEAVILY RELIANT ON THIRD PARTIES FOR ORDER FULFILLMENT.

     We are heavily reliant on the ability of Pakpro and Russ Thill, our fulfillment houses, to package and ship orders of our products. Growth in the volume of orders for our products may strain the capacity of our fulfillment houses, and delays or other problems with order fulfillment could have a material and adverse effect on our business.

WE ARE VULNERABLE TO POSSIBLE DAMAGE TO OUR OPERATING SYSTEMS.

     We maintain substantially all of our computer systems at our Santa Clara facility. Our operations are dependent in part on our ability to protect our operating systems against physical damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins or other similar events. Furthermore, despite our implementation of network security measures, our servers are also vulnerable to computer viruses, break-ins and similar disruptive problems. To the extent commercially feasible, we have secured casualty insurance to protect our properties. However, the occurrence of any of these events could result in interruptions, delays or cessations in service to our users which could have a material adverse effect on our business, results of operations and financial condition.

ACQUISITIONS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

     We may acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in carrying out our business strategy. Growth through acquisitions has been a successful strategy used by other software companies. We do not have any present understanding, nor are we having any discussions relating to any such acquisition or investment. If we were to buy a company, the amount of time and level of resources required to successfully integrate its business operation could be substantial. The challenges in assimilating its personnel and organizational structure, and in encountering potential unforeseen technical issues in integrating that company's technology into ours, could cause significant delays in executing other key areas of our business plan. This could include delays in integrating other technology, or moving forward on other business development relationships, as management and employees, both of whom are time-constrained, may be distracted. In addition, the key personnel of the acquired company may decide not to work for us, which could result in the loss of key technical or business knowledge to us. Furthermore, in making an acquisition, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

     We are a Nevada corporation. Anti-takeover provisions of Nevada law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders. Our articles of incorporation provide that our Board of Directors may issue up to 1,000,000 shares of preferred stock and to determine the rights, preferences and privileges of these shares without stockholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. All of the foregoing could adversely affect prevailing market prices for our common stock.

WE MAY NEED ADDITIONAL FINANCING.

     We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through March 2000. Nevertheless, we may need to raise additional funds within the next nine to 12 months or thereafter. Our capital requirements depend on many factors, including but not limited to the following:

     -  the rate at which we develop and introduce our products and services;

     - the market acceptance and competitive position of our products and services;

     - the level of promotion and advertising required to market our products and services and attain a competitive position in the marketplace; and

     -  the response of competitors to our products and services.

     If we require additional funding, such funding might not be available on terms favorable to our stockholders or us, and might not be adequate to address our needs. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.

YOUR HOLDINGS MAY BE DILUTED IN THE FUTURE.

     We had 9,019,293 shares of common stock issued and outstanding at September 30, 1999. We are authorized to issue up to 59,000,000 shares of common stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our common stock held by existing stockholders. We are also authorized to issue up to 1,000,000 shares of preferred stock, the rights and preferences of which may be designated by the Board of Directors. To the extent of such authorization, such designations may be made without stockholder approval. The designation and issuance of series of preferred stock in the future would create additional securities that would have dividend and liquidation preferences over our common stock and/or be convertible into common stock.

CERTAIN CURRENT STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK.

     Our officers and directors together beneficially own approximately 27% of our outstanding common stock (approximately 19% if all of the preferred stock and warrants subject to this prospectus are converted to common stock). As a result these shareholders may, as a practical matter, be able to influence all matters requiring stockholder approval and, thereby, our management and affairs. Matters that typically require stockholder approval include the election of directors, merger or consolidation and the sale of all or substantially all of our assets. This concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock.

THIS OFFERING WILL BENEFIT CERTAIN EXISTING STOCKHOLDERS AND WARRANTHOLDERS.

     The selling stockholders will receive substantial proceeds from converting their preferred stock and warrants and selling the resulting common stock in this offering. We will pay the offering expenses of the selling stockholders in this offering, other than brokers' commissions. We currently estimate these expenses to be $80,000.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     To date, we have had a very limited trading volume in our common stock. Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     The market price of our common stock has been, and is likely to continue to be, highly volatile as the stock market in general, and the market for technology companies in particular, has been highly volatile. Investors may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to volatility. The trading prices of many technology companies' stocks have reached historical highs within the last 52 weeks and have reflected valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other technology stocks or that technology stocks in general will sustain their current market prices.

     Factors that could cause such volatility may include, among other things:

     - actual or anticipated fluctuations in our quarterly operating results;

     - announcements of technological innovations;

     - changes in financial estimates by securities analysts;

     - conditions or trends in the Internet industry;

     - changes in the market valuations of other technology companies; and

     - general market conditions.

WE DO NOT EXPECT TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future.

                                USE OF PROCEEDS

     Other than the proceeds from the exercise of the warrants, we will not receive any of the proceeds from the sale of the common stock offered by this prospectus. The holders of the warrants are not obligated to exercise their warrants, and there can be no assurance that we will receive any additional proceeds. If all of the warrants are exercised, however, the gross proceeds to us would be approximately $923,000, assuming exercise as of September 30, 1999. We currently intend to use the proceeds as follows:

     - approximately 30% of the proceeds, or $277,000, will be used to expand our marketing and promotional campaigns in traditional and online media;

     - approximately 20% of the proceeds, or $185,000, will be used for the promotion and establishment of our consulting and service business operations; and

     - the balance of the proceeds, which should be approximately 50% or $461,000, will be used for working capital and general corporate purposes, including possible acquisitions of or investment in complementary businesses, products or technologies.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock has been traded on the NASD O-T-C Market Bulletin Board under the trading symbol "SFLK" since October 21, 1998. Prior to that date, our common stock was not actively traded in the public market. The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Period                                                       Low Close   High Close
------                                                       ---------   ----------

Fiscal 2000
  Third Quarter (October 1, 1999 to October 29, 1999)         $0.97        $1.84
  Second Quarter (July 1, 1999 to September 30, 1999)         $1.50        $3.00
  First Quarter (April 1, 1999 to June 30, 1999)              $1.937       $4.687

Fiscal 1999
  Fourth Quarter (January 1, 1999 to March 31, 1999)          $1.250       $8.062
  Third Quarter (October 21, 1998 to December 31, 1998)       $0.875       $5.500

      On October 29, 1999, the closing price of our common stock on the Bulletin Board was $0.97 per share, and there were approximately 150 holders of record of the common stock.

     To date, no dividends have been declared or paid on any of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.


                                 CAPITALIZATION


     The following table sets forth, as of June 30, 1999, Softlink's capitalization (i) on an actual basis, (ii) as adjusted to reflect Softlink's issuance of preferred stock in August 1999, and (iii) as further adjusted to reflect the conversion of the preferred stock and exercise of the warrants. This information should be read in conjunction with our Consolidated Financial Statements and the related Notes appearing elsewhere in this prospectus.

                                                                                              June 30, 1999

                                                                                                                   As Further
                                                                               Actual         As Adjusted(1)       Adjusted(2)
                                                                           --------------   -----------------   ---------------

Short-term debt                                                              $   100,000        $   100,000        $   100,000
                                                                             -----------        -----------        -----------
Stockholders' Equity
  Common stock, $0.001 par value; 50,000,000 shares authorized,
    59,000,000 shares authorized as adjusted and as further adjusted;
    9,363,130 shares issued and outstanding actual and as adjusted
    and 13,039,293 shares issued and outstanding as further adjusted (3)           9,400              9,400             13,000
  Preferred Stock, $.001 par value; 1,000,000 shares authorized as adjusted and as further adjusted; no shares issued and outstanding,
    300 shares issued and outstanding as adjusted and as further adjusted             --                 --                 --
  Additional paid-in capital                                                   5,859,800          8,859,800         10,363,300
  Accumulated deficit                                                         (2,209,200)        (2,209,200)        (2,209,200)
                                                                             -----------        -----------        -----------
                                                                               3,660,000          6,760,000          8,154,100
  Less: Treasury stock at cost (1,454,356 shares)                             (2,738,800)        (2,738,800)        (2,738,800)
  Less: Notes receivable                                                         (17,800)           (17,800)           (17,800)
                                                                             -----------        -----------        -----------
Total Stockholders' Equity                                                       903,400          4,003,400          5,397,500
                                                                             -----------        -----------        -----------
Total Capitalization                                                         $ 1,003,400        $ 4,103,400        $ 5,497,500

___________________________
(1)  Reflects the issuance of 300 shares of preferred stock in August 1999.
(2) Reflects the subsequent conversion of the preferred stock into 3,630,000 shares of common stock, as well as the exercise of the related warrants. Assumes a conversion price for the preferred stock of $1.00 per share and exercise prices ranging from $2.25 to $2.43756 per share for the warrants.
(3) Also reflects the cancellation of 344,837 shares of treasury stock effective in October 2, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     Set forth below are summary consolidated statements of operations data for the three months ended June 30, 1999 and 1998, respectively, and the years ended March 31, 1999 and 1998, respectively, and summary balance sheet data as of June 30, 1999 and 1998 and March 31, 1999 and 1998. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

                                                                Three Months Ended June 30,             Years Ended March 31,
                                                                   1999              1998               1999              1998
                                                               ------------       -----------       ------------       -----------
Consolidated Statements of Operations Data:

Net Sales, including license fee income                         $  324,600        $  160,400        $   731,100        $   23,500
Cost of Sales                                                       57,000            15,700             39,200            12,900
                                                                ----------        ----------        -----------        ----------
Gross Profit                                                       267,600           144,700            691,900            10,600
                                                                ----------        ----------        -----------        ----------
Operating Expenses:
  Research and development                                         187,500            32,600            286,300            30,200
  Sales and marketing                                              232,600            96,600            688,600           123,800
  General and administrative                                       403,100            55,700            845,100           476,700
                                                                ----------        ----------        -----------        ----------
Total Operating Expenses                                           823,200           184,900          1,820,000           630,700
                                                                ----------        ----------        -----------        ----------
Loss From Operations                                              (555,600)          (40,200)        (1,128,100)         (620,100)
                                                                ----------        ----------        -----------        ----------
Other Income (Expense):
  Interest income                                                      900               700            115,500               100
  Interest expense                                                       -                 -             (2,500)                -
  Other                                                             (7,200)                -                  -                 -
                                                                ----------        ----------        -----------        ----------
Total Other Income (Expense)                                        (6,300)              700            113,000               100
                                                                ----------        ----------        -----------        ----------
Loss Before Provision for Income Taxes                            (561,900)          (39,500)        (1,015,100)         (620,000)
Provision for Income Taxes                                             800               800                800               800
                                                                ----------        ----------        -----------        ----------
Net Loss                                                        $ (562,700)       $  (40,300)       $(1,015,900)       $ (620,800)
                                                                ----------        ----------        -----------        ----------
Basic and diluted loss per share                                $    (0.07)       $    (0.01)       $     (0.14)       $    (0.26)
                                                                ----------        ----------        -----------        ----------
Basic and diluted weighted-average common shares outstanding     7,803,700         5,500,400          7,132,600         2,377,200

Consolidated Balance Sheet Data:

Cash and Cash Equivalents                                       $   56,200           156,400            307,500            51,900
Working Capital                                                    727,100           (21,200)           774,800           (75,000)
Total Assets                                                     1,186,500           213,400            967,500            85,300
Short-term Debt                                                    100,000           134,600                  -           146,200

Total Stockholders' Equity                                         903,400             2,700            881,100           (63,400)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

       The following discussion of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. The matters discussed in this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed above in "Risk Factors" as well as those discussed in this section and elsewhere in this prospectus.

OVERVIEW

     We provide multimedia email solutions that bring life to online communication with voice, sound, animation and graphics. We develop and market software products that use our proprietary technology to allow businesses and consumers to communicate through text, voice, sound, annotation and animation.

     We were incorporated in November 1995 as Softlink, Inc., a California corporation ("Softlink California") and shipped our first product, eMail VOICELink, in August 1997. For the period from inception through December 1997, our revenue was minimal and our operating activities related primarily to the development of our infrastructure and our first products.

     In March 1998, Softlink California entered into a reorganization with Draco Technologies, Inc., a Nevada corporation. Under the reorganization, the stockholders of Softlink California received approximately 0.6745344 shares of common stock of Draco Technologies, Inc. in exchange for each of their shares of Softlink California, and Softlink California became a wholly-owned subsidiary of Draco. Draco then changed its name to Softlink, Inc.

     During 1998, we also began the marketing and promotion of our products (we introduced our second product, PowerLink (a precursor of eMail inChorus) in November 1997). We also focused on recruiting personnel and raising capital.

     To date, our revenues have been derived primarily from the licensing of our products. We are attempting to increase sales of our software to complement our licensing revenue; however, we believe that it is too early to determine whether this business model will be successful in the future.

     We also intend to broaden our business in 2000 by offering turnkey multimedia email services. These services would transfer to us the responsibility for constructing and disseminating multimedia messages on behalf of our customers. We would be competing against production and advertising companies in this market, and we may not compete effectively with these current or future service providers based on price, performance or other features. We expect to devote significant engineering, marketing, sales and customer support resources to enhance the competitiveness and cost-effectiveness of these services; however, to date we have not devoted substantial resources to this effort. Once commenced, these actions may divert resources from our other products and services and may thus harm our core eMail VOICELink and eMail inChorus business.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship to net sales of principal items contained in our Consolidated Statements of Operations for the three months ended June 30, 1999 and 1998, respectively, and for the fiscal years ended March 31, 1999 and 1998, respectively. It should be noted that percentages discussed throughout this analysis are stated on an approximate basis. Given our limited operating history, we believe that an analysis of our cost and expense categories as a percentage of net sales is not meaningful.

                                                       Three Months Ended June 30,              Years Ended March 31,
                                                       1999                   1998              1999             1998
Consolidated Statements of Operations Data:
Net sales, including license fee income                   100%                 100%                100%             100%
Cost of sales                                              18                   10                   5               55
                                                        -----                 ----              ------          -------
Gross profit                                               82                   90                  95               45

Operating expenses                                        253                  115                 249            2,684
                                                        -----                 ----              ------          -------
Loss from operations                                     (171)                 (25)               (154)          (2,639)

Other income (expense)                                     (2)                   0                  15                1
                                                        -----                 ----              ------          -------
Loss before provision for income taxes                   (173)                 (25)               (139)          (2,638)
Provision for income taxes                                  0                    0                   0                4
                                                        -----                 ----              ------          -------
Net loss                                                 (173%)                (25%)              (139%)         (2,642%)
                                                        -----                 ----              ------          -------


THREE MONTHS ENDED JUNE 30, 1999 AND 1998

     Net sales for the three months ended June 30, 1999 were $324,600, compared to net sales of $160,400 for the three months ended June 30, 1998. The increase reflects expanded sales efforts for our eMail VOICELink and eMail inChorus products offset by a slight decrease in licensing fees. In the three months ended June 30, 1999, $153,000, or 47%, of our revenues consisted of licensing revenues as compared to licensing revenues of $160,000, or 99% of revenues, for the three months ended June 30, 1998. Cost of sales increased to $57,000 for the three months ended June 30, 1999 from $15,700 for the comparable period in 1998, due to increased production of our products.

     Operating expenses increased to $823,200 for the three months ended June 30, 1999, compared to $184,900 for the three months ended June 30, 1998. The increase was comprised of growth in all components of our operating expenses: research and development, sales and marketing and general and administrative expenses. Research and development expenditures increased to $187,500 for the three months ended June 30, 1999 compared to $32,600 for the three months ended June 30, 1998, due primarily to costs associated with the development of new versions of our existing products and the design and development of new products. Sales and marketing expenses increased to $232,600 in the three months ended June 30, 1999 compared to $96,600 for the comparable period in 1998, due to expanded marketing efforts for our eMail VOICELink and eMail inChorus software introduced at the end of fiscal 1998. These efforts included hiring additional sales personnel and participation in trade shows. General and administrative expenses increased to $403,100 for the three months ended June 30, 1999 compared to $55,700 for the three months ended June 30, 1998, due primarily to the expansion of our infrastructure through the hiring of additional personnel and management and the lease of additional facilities.

      Our interest income increased slightly to $900 for the three months ended June 30, 1999, compared to $700 for the three months ended June 30, 1998. The increase was due to slightly increased average balances of cash and cash equivalents in the first quarter of fiscal 2000.

      As a result of these factors, we incurred a net loss of $562,700 for the three months ended June 30, 1999 compared to a net loss of $40,300 for the three months ended June 30, 1998.

YEARS ENDED MARCH 31, 1999 AND 1998

      Net sales for the year ended March 31, 1999 were $731,100, compared to net sales of $23,500 for the year ended March 31, 1998. The increase in sales reflects expanded sales efforts for our eMail VOICELink and eMail inChorus products, introduced in August 1997 and November 1997, respectively, as well as licensing fees under our license agreement with NIC Ltd., a Japanese company. For the year ended March 31, 1999, $640,000 or 87.5%, of our revenues consisted of licensing revenues from NIC. Cost of sales increased to $39,200 for fiscal 1999 from $12,900 in fiscal 1998, due primarily to increased production of our software products.

      Operating expenses increased to $1,820,000 for the year ended March 31, 1999, compared to $630,700 for the year ended March 31, 1998. The increase was comprised of growth in all components of our operating expenses: research and development, sales and marketing and general and administrative expenses. Research and development expenditures increased to $286,300 for the year ended March 31, 1999 compared to $30,200 for the year ended March 31, 1998, due primarily to costs associated with the refinement of our existing products, the development of new versions of these products and the design and development of anticipated products. Sales and marketing expenses increased to $688,600 in fiscal 1999 compared to $123,800 in fiscal 1998 due to the expanded marketing efforts required by the introduction of our eMail VOICELink and eMail inChorus software at the end of fiscal 1998. These efforts included hiring additional sales personnel and participation in trade shows. General and administrative expenses increased to $845,100 in the year ended March 31, 1999 compared to $476,700 for the year ended March 31, 1998, due primarily to the hiring of additional personnel and management.

      Our interest income (net of interest expense) increased to $113,000 for the year ended March 31, 1999, compared to $100 for the year ended March 31, 1998. The increase was due to interest received on notes receivable on the sale of common stock.

      As a result of these factors, we incurred a net loss of $1,015,900 for the year ended March 31, 1999 compared to a net loss of $620,800 for the year ended March 31, 1998.

INCOME TAXES

     At June 30, 1999 and March 31, 1999, the Company had deferred tax assets of $958,400 and $651,600, respectively, principally arising from net operating loss carryforwards available to offset future taxable income. As management cannot determine that it is more likely than not that the Company will realize the benefit of these assets, a 100% valuation allowance has been established.

LIQUIDITY AND CAPITAL RESOURCES

     Our working capital requirements have been financed over the past two years through private placements of common and preferred stock and, to a lesser extent, from borrowings from principal stockholders. In the years ended March 31, 1999 and 1998, financing activities (principally private placements) generated $1,363,000 and $314,600, respectively, of cash. In the three months ended June 30, 1999 and 1998, financing activities generated $480,000 and $88,500, respectively, of cash. As of June 30, 1999, we had approximately $56,200 in cash and cash equivalents, a decrease from $307,500 of cash and cash equivalents at March 31, 1999.

      In fiscal 1999, our operating activities utilized $1,005,600 in cash. Investing activities utilized $101,800 of cash in the same period. Operating activities utilized $633,100 in cash for the three months ended June 30, 1999, while investing activities utilized $68,200 during the same period.

      In August 1999, we completed a private placement in which we issued 300 shares of preferred stock and warrants to purchase an aggregate of 240,000 shares of common stock. The warrants, which have an exercise price of approximately $2.44 per share, expire in August 2004. We received net proceeds, after placement agent commissions and expenses, of $2,788,700 from this private placement.

      Our independent certified public accountants have issued a report on our audited financial statements with an explanatory paragraph regarding our ability
to continue as a going concern.   Our continuation as a going concern is
dependent upon our ability to obtain additional financing or refinancing as may be required, and ultimately upon our ability to attain profitability.

     We believe that our current cash and cash equivalents will be sufficient to meet our anticipated cash needs for working capital and capital expenditures through March 2000. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in an increase in our fixed obligations and could result in operating covenants that would restrict its operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services. In addition, we may be unable to take advantage of business opportunities or respond to competitive pressures. Any of these events could have a material and adverse effect on our business, results of operations and financial condition.

IMPACT OF THE YEAR 2000

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness.  We have sought verification from our key vendors,
     ------------------
distributors and suppliers that they are Year 2000 compliant or, if they are not presently compliant, to provide a description of their plans to become so. To the extent that vendors failed to provide certification that they are Year 2000 compliant by October 1999, we planned to terminate and replace these relationships. To date, however, none of our systems have needed to be revised or replaced.

     We are conducting an internal assessment of all material information technology and non-information technology systems at our headquarters. Until we complete the assessment, we will not know whether these systems are or will be Year 2000 compliant.

     Costs.  To date, we have not incurred any material costs in identifying or
     -----
evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the upgrades or replacements, when necessary, of software or hardware, as well as costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. These expenses are included in our capital expenditures budget and are not expected to be material to our financial position or results of operations. These expenses, however, if higher than anticipated, could have a material and adverse effect on our business, results of operations and financial condition.

     Risks.  There can be no assurance that we will not discover Year 2000
     -----
compliance problems in our systems that will require substantial revisions or replacements. In the event that the operational facilities that support our business are not Year 2000 compliant, we may be unable to deliver goods or services to our customers. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material and adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our software, hardware or systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies and others outside our control will be Year 2000-compliant. The failure by these entities to be Year 2000-compliant could result in a systemic failure beyond our control, including, for example, a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our users, decrease the use of the Internet or prevent users from accessing our services, any of which would have a material and adverse effect on our business, results of operations and financial condition.

     Contingency Plan.  As discussed above, we are engaged in an ongoing Year
     ----------------
2000 assessment and do not currently have a contingency plan to deal with the worst case scenario that might occur if technologies on which we depend are not Year 2000-compliant and fail to operate effectively after the Year 2000. The results of our Year 2000 compliance evaluation and the responses received from distributors, suppliers and other third parties with which we conduct business will be taken into account in determining the need for and nature and extent of any contingency plans.

     If our present efforts to address the Year 2000 compliance issues discussed above are not successful, or if distributors, suppliers and other third parties with which we conduct business do not successfully address such issues, our users could seek alternate suppliers of our products and services. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy and could divert our management's time and attention, either of which could have a material and adverse effect on our business, operating results and financial condition.

     This is a Year 2000 readiness disclosure statement within the meaning of the Year 2000 Information and Readiness Disclosure Act (P.L. 105-271).

EFFECTS OF INFLATION

     Due to relatively low levels of inflation in 1997 and 1998, inflation has not had a significant effect on our results of operations since inception.

RECENT ACCOUNTING PRONOUNCEMENTS

     On October 27, 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 97-2, "Software Revenue Recognition", which provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing, or otherwise marketing computer software. If the software arrangement does not require significant production, modification, or customization of software, revenue should be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists,
(2) delivery has occurred, (3) the vendor's fee is fixed or determinable, and
(4) collectibility is probable. The adoption of SOP No. 97-2 did not have a material impact on our consolidated financial statements.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, "Software for Internal Use", which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP No. 98-1 will have a material impact on our consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Historically, we have not used derivatives and therefore this new pronouncement is not applicable.

                                    BUSINESS


     You should read the following description of our business together with the information elsewhere in this prospectus. This description contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors".

OVERVIEW

     Softlink provides multimedia email solutions that bring life to online communication with voice, sound, animation and graphics. We develop and market software products that use our proprietary technology to allow businesses and consumers to communicate through text, voice, sound, annotation and animation.

     Our two key products are eMail VOICELink and eMail inChorus. eMail VOICELink adds voice messages to email communications over the Internet, allowing users to add personality, clarity and impact to their email messages. eMail inChorus is a multimedia email product that integrates text, voice, sound,
annotation and animation with email.   Users of both eMail VOICELink and eMail
inChorus can send their messages through industry standard email packages such as Netscape Mail, Microsoft Outlook, America Online and Eudora, and can utilize our products with MSN and other major Internet service providers.

     International Data Corporation predicts that the number of email addresses on the Internet will double yearly from an installed base of 52 million in 1995, and will continue doubling until 2000. Industry sources also indicate that email accounts for 70% of all Internet connect time. Businesses are currently using email in their e-commerce strategies to replace or supplement banners and other online advertising strategies. To date, however, most email products only allow the transmission of text or text with file attachments due to the large amount of capacity, or bandwidth, required for more complex messages.

     Our proprietary multimedia composer and compression technology allows multimedia email messages to be transmitted over the Internet with the minimum consumption of bandwidth. Use of this technology permits businesses to expand their e-commerce marketing capabilities with multimedia email by offering product demonstrations or complex graph and tables to customers. In addition, we believe that companies could realize cost savings by using multimedia email in lieu of printed brochures, flyers and coupons.

     Our products provide online communication solutions for consumers and business users across a variety of industries. We have established strategic relationships with several manufacturers of multimedia computer components to promote our products and have entered an agreement with Earthlink/Sprint combining its Internet access services with our products in return for a payment from new Earthlink subscribers. We also have an agreement with one of the largest Japanese distributors to sell our products in Japan through distributors and original equipment manufacturer (OEM) partners.

INDUSTRY BACKGROUND AND MARKET OPPORTUNITIES

Email
-----

     Global communication using the Internet has expanded exponentially in the past few years. Industry sources indicate that over 70 million companies and households around the world currently use the Internet as a communications link. A substantial portion of this use (70% of Internet connect time) consists of email, and industry analysts project that global email utilization will increase to 800 million email users by 2001.

     In addition to providing a medium for basic communication, email can be used for e-commerce. The increased use of email generally has opened up significant opportunities for the large number of businesses that are working on e-commerce strategies. While these companies have relied on banner advertising and other online advertising strategies to reach potential customers over the Internet, they are now turning to email as another e-commerce marketing tool.

     Various e-commerce functions can be accomplished with email. First of all, it can be used as a promotional tool to get information out to a targeted list of customers. This can be done in mass mailing (i.e., bulk email) or on an individualized basis for businesses that emphasize person-to-person selling. Second, it can be used as a customer service tool for products that must be installed by the user, or products that need more than text instruction to explain clearly. Third, it can be used to obtain customer registrations. Finally, it can be used as a form of intra-company communications on an Intranet, which might also include extranet communications through an external network (an extranet) with vendors and subcontractors.

     In each of these functional areas, email reduces costs and improves the communication with the receiver. For example, using a bulk email approach to a targeted list of online users is a very inexpensive way to reach customers directly. Moreover, email has been found by some commercial marketers to be more effective than banner ads in driving online sales. ZDNet, an industry media analyst, has reported that Tower Records increased its response rate from 4.4% to 14.9% after introducing personalized email, while The Gap doubled its online sales after launching an email campaign. Thus the eventual use of email as a functional replacement for what is currently used in these areas by companies is very likely.

Multimedia Opportunities
------------------------

     One of the problems with email to date as a tool to market products is that most email products only allow text or text with file attachments. Two important means of reaching customers, the use of sound and the use of pictures, have been missing, partly due to the bandwidth problem and the need to compress data files. In today's multimedia environment, the lack of these features has held email back as a marketing tool. However, due to technical advances, companies are now able to use innovative multimedia email business solutions.

     Multimedia email is substantially different than text email, or even voice email when used as an e-commerce tool. Many products require being viewed or benefit when the customer can see a picture, as well as hear a promotional pitch. Voice in some ways is superior to text since it easier to listen than it is read. Voice can add a level of persuasiveness not available with text alone. Also, if one is sitting in front of a computer screen, it is possible to avoid reading, but not easy to avoid listening. When voice is combined with pictures or graphics a far more powerful tool is created.

     In order to utilize multimedia email, both the sender and recipient of the message must have a multimedia computer. Most new computers and much of the installed base in the United States are multimedia computers. Industry sources estimate that there are 40 million multimedia computers currently installed in the United States, and the number of installed computers is increasing at a rate of 10 million new units a year.

     In e-commerce, the primary beneficiaries of multimedia email will be companies online that need graphics and sound in their selling pitch and in their communications with others. This would include companies offering consumer products that must be seen before they are bought because the particular design and look of the product is important in the buying decision; leisure and other products that are selling excitement and adventure; products that are primarily sold by a broker or salesperson to an individual consumer; and products that are more complicated and may require explanations using graphs and tables. The other important benefits are cost saving and improved time to market for companies to market their product and service. Companies can save thousands or hundreds of thousands of dollar by introducing their products with multimedia email instead of printed brochures, flyers and coupons.

     All of these applications, however, require an enormous increase in the current capacity, or bandwidth, of communications networks. Behind this phenomenal rise in consumption of bandwidth is the simple fact that there are more people connected to networks, sending more bits of information more often. The Internet has become not only a primary means for interpersonal communication, but a commercial tool as well. Businesses are now looking at the Internet and the Web as a connectivity tool to implement remote access, wire their suppliers and customers to their networks, and potentially integrate their voice and data traffic over a single network. We believe that a flood of demand is being created for the products and services that will enable this connectivity to occur as seamlessly as possible - either through increased bandwidth or by using the existing capacity to maximum advantage.


THE SOFTLINK SOLUTION

     Softlink provides multimedia email solutions that bring life to online communication through multimedia. Our founders, Johnson Lee and Edmund Leung, formed Softlink in 1995 in recognition of the growing need for complex communications on the Internet, the diminishing capacity of text-only email to meet this need and the need to provide this solution within the existing bandwidth. Our multimedia email solution is based upon our multimedia composer and proprietary compression technology, which permits users to shorten the time and bandwidth required to send and receive complex multimedia email without the loss of quality or resolution. We shipped our first product, eMail VOICELink, in August 1997, and introduced PowerLink, a previous generation of eMail inChorus, in November 1997.

     Our business is being positioned to capitalize on the growing marketplace opportunities attributable to several overlapping factors: (1) the increase in the number of email addresses on the Internet, (2) the increase in frequency of email use in e-commerce solutions, and (3) the rapidly growing installed base of multimedia computers.


STRATEGY

     Our strategy is to be the leading provider of multimedia communications solutions, based on our proprietary multimedia composer and compression technology, for communication over the Internet. Key elements of our strategy include:

     EXTEND TECHNOLOGY LEADERSHIP BY PRODUCING SUPERIOR PRODUCTS. Since inception, we have focused our research and development efforts on developing our multimedia composer and core compression technology that addresses the issue of inadequate capacity on the Internet for the transmission of complex
communications.   Our products integrate a number of advanced technologies,
including our proprietary data compression technology, that provide a 50:1 compression rate without loss of quality or resolution. We believe that we are a leader in multimedia communications technology, and we intend to extend this leadership position by continuing to devote additional resources to research and development efforts.

     CREATE BRAND RECOGNITION. We are focused on building brand awareness and acceptance as well as on developing strategic marketing and distribution relationships. We have a comprehensive marketing strategy with several key components: image and awareness building, direct marketing to prospective and existing customers using demographic profiling; a strong Web presence and broad scale marketing programs in conjunction with key partners. Our corporate marketing strategy also includes trade shows, television commercials and public relations activities. Our company and products received broad television news coverage from ABC, CBS and NBC as well as their affiliated stations nationwide. We also have received coverage to date from many radio stations.

     EXPAND MARKET LEADERSHIP POSITION THROUGH STRATEGIC LICENSING RELATIONSHIPS. We believe that we have established a leading position in the emerging market for multimedia communications solutions. To accelerate the adoption of VOICELink and inChorus as the standard multimedia communications solutions and to facilitate global acceptance of our products, we have established and are continuing to establish strategic licensing relationships with leading personal and laptop computer manufacturers and distributors. Our strategic licensing partners include Sony (United States), NEC, Packard Bell, Toshiba and Earthlink. We believe that brand recognition is essential to our business success, and encourage all of our partners and resellers to use the Softlink brand name in conjunction with their applications. We intend to further develop our existing strategic licensing relationships and enter into new partnerships in both licensing and sales to expand our market presence and brand recognition.

     BROADEN DISTRIBUTION CHANNELS. To date, we have sold our products primarily through OEM partners and distributors as well as through direct sales. We intend to expand our direct sales force as well as to leverage and grow our existing network of OEM partners and distributors.

     INCREASE INTERNATIONAL PRESENCE. While to date our international sales have been limited, we plan to increase our international sales presence. We have entered into an agreement with NIC, Ltd., one of the largest Japanese distributors, to sell our products in Japan, and are also working with our Chinese partners to stimulate sales in that country. We have also commenced sales into the Middle East and European markets.


PRODUCTS AND TECHNOLOGY

     PRODUCTS

     We currently offer two primary communications products: eMail inChorus and eMail VOICELink. eMail inChorus, introduced in August 1997, develops and transmits full-featured multimedia presentations via email on the Internet and corporate Intranets. An email message generated with eMail inChorus integrates text, voice, sound, annotation and animation. Users can import, manipulate and edit text, pictures, photos and graphics, capture screen shots displayed on a monitor, annotate directly from a document, cut and paste documents and use original art works within a single email message as though the message were being presented on a white board to an audience. We also include graphical templates and clip art to reduce the time required for message creation.

     eMail inChorus uses our proprietary compression technology to shorten the time and bandwidth required to send and receive multimedia email. For example, a one minute multimedia message sent through eMail inChorus requires only 200 kilobytes of capacity, as compared to the 6 megabytes required to send the same message through competitive channels such as QuickTime. eMail inChorus is compatible with the most popular email programs including Netscape Mail, Microsoft Outlook and Eudora, and works with America Online, MSN and other major Internet service providers. An eMail inChorus message is sent as an attached file with a free player, giving the recipient the opportunity to play the message. To send a response, however, the recipient must also have the eMail inChorus software.

     Our eMail inChorus software is currently configured for use with all Windows and Macintosh applications. In addition, we are currently developing a version of eMail inChorus with database connectivity and mass mailing capabilities, called eMail inChorus Pro, for corporate users, and plan to release this version in the fourth quarter of 1999.

     Our second product, eMail VOICELink, was introduced in November 1997.
eMail VOICELink allows users to add voice capability to their email messages to provide personality, clarity and impact without the cost of long distance. Like eMail inChorus, eMail VOICELink features our proprietary compression technology, permitting a one-minute eMail VOICELink message to require just 100 kbpm as compared to 5,200 kbpm utilized by a standard one minute audio file.

     Except for our Macintosh version (as Macintosh computers already contain a built-in microphone), we package eMail VOICELink with a high quality microphone, player software (the message recipient must also have eMail VOICELink to send a reply) and over 200 pre-designed graphical templates and clip art images. eMail VOICELink is compatible with both Windows and Macintosh applications, and works with email packages such as Netscape Mail, Microsoft Outlook, Lotus Notes and Eudora. eMail VOICELink messages may be sent through most major Internet service providers, including America Online and MSN.

     In addition to refining our existing software products and expanding their applicability, we are considering the development of complementary
communications services.   These services would provide turnkey multimedia
messaging capability (message construction and transmission) for the business market, using our already developed proprietary multimedia composer and compression technology. The development and commercialization of these services will require significant additional effort and resources; accordingly, we currently do not have an anticipated date of introduction.

     TECHNOLOGY

     Most email systems contain the limited capability to attach digital files through a technology known as MIME (multi-purpose Internet mail extension). While MIME technology permits the compression of data before sending and the decompression of this data at the recipient's end of the transmission, its data standards are borrowed from other uses and are not optimal for e-mail. The data compression standards provided by MIME require 960 kbpm for a one-minute audio file and 12,000 kbpm for a one-minute video file. Audio, video and text attachments are not integrated in a MIME transmission, but instead must be played/viewed/read in sequence.

     Our eMail inChorus and eMail VOICELink software features our proprietary
multimedia composer and compression technology.   This technology uses neural
network architecture to reduce the size of an input data string to a minimal number of components. The compressed (at a rate of 50 to one) data is then transmitted and reconstructed by the message recipient. Our multimedia email messages are integrated, and can be played simultaneously and synergistically, similar to a movie. A one-minute email can blend text annotation, graphics, audio and animation into one coherent message.

MARKETING AND SALES

     We are focused on building brand awareness and acceptance as well as on developing strategic marketing and distribution relationships. We have a comprehensive marketing strategy with several key components: image and awareness building, direct marketing to prospective and existing customers using demographic profiling; a strong Web presence and broad scale marketing programs in conjunction with key partners. Our corporate marketing strategy also includes television commercials and syndicated interviews, public relations activities and trade shows.

     We currently sell or license our products through four channels: (i) through distributors to retailers, including Fry's, Comp USA, Office Max and Electronic Boutique; (ii) through bundling relationships with OEMs as Sony, Toshiba and Earthlink; (iii) through e-commerce outlets such as Beyond.com and America Online, and (iv) through direct sales to the corporate market. Our products are distributed in North America by Merisel and Norvar, the largest domestic distributors of computer products. Through our Japanese distribution channel, we have gained a significant presence in the hard to penetrate Japanese domestic market. Our Japanese language edition products were rated the fifth and sixth best selling products in the retail productivity category in the 1998 Softbank retail report. We believe that eMail inChorus and eMail VOICELink have provided a solution to the Japanese executive's cultural and complexity problem of typing email by allowing the executives to use their own voice to communicate, and anticipate that similar solutions may prove attractive to speakers of other languages.

     From time to time, we have successfully sold our products through other sales channels. Recently, our products were featured on the QVC home shopping network and over 5,000 units of VoiceLink were sold during the program. We currently intend to conduct more sales campaigns through television shopping networks such as QVC, and may evaluate similar sales opportunities in the future.


CUSTOMER AND TECHNICAL SUPPORT

     We believe that providing superior customer service is critical to the successful sale and marketing of our products. We provide email and telephone support during normal business hours, and supplement this with Web-based support services 24 hours a day, seven days a week, including product update and download areas. We also have an instructional guide for our customers for common product usage questions, and we notify our customers about the latest product updates.

RESEARCH AND DEVELOPMENT

     Our research and development team consists of development engineers, product managers, quality assurance engineers and technical writers. Research and development expenses were $286,300 for the year ended March 31, 1999 and $187,500 for the three months ended June 30, 1999. We intend to continue to make substantial investments in research and development and related activities to maintain and enhance our products. We believe that our future success will depend in part on our ability to support current and future releases of popular operating systems and applications, to maintain and improve our current products and to timely develop new products and services that achieve market acceptance.

COMPETITION

     We compete in a market that is intensely competitive and characterized by rapidly changing technology and evolving standards. Our principal competitors for our eMail inChorus software are companies that create, produce and transmit mass multimedia email, such as eCommercial.com and CyberLink. While we share with these companies the goal of using email as a tool to deliver dynamic marketing messages, they have a greater emphasis on the design and creation of multimedia email messages rather than the tools for transmission of multimedia e-mail.

     Our eMail VOICELink software competes with similar products marketed by Qualcomm (the manufacturer of Eudora email products) and Bonzi.

     We believe that the principal competitive factors in our market are technological innovation and time to market. We believe that we currently feature one of the only multimedia email products on the market, and that our products offer more sophisticated data compression technology than that of our competitors. However, many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do, and therefore may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote more resources to the development and commercialization of their products. In addition, certain of our competitors may have greater name recognition and the ability to leverage significant installed customer bases. We expect additional competition as other established and emerging companies enter into the multimedia email solutions market and new products and technologies are introduced. Increased competition could result in price reductions, reduced gross margins, longer sales cycles and loss of market share, any of which would materially and adversely affect our business, operating results and financial condition.

INTELLECTUAL PROPERTY

     We are in the process of registering our trademark "eMail inChorus" with the United States Patent and Trademark Office.

     We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. For example, we license our software pursuant to shrinkwrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with its suppliers and strategic partners in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our intellectual property will prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. While we intend to pursue registration of our trademarks and service marks in the U.S. and internationally, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

     Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

GOVERNMENTAL REGULATION

     Our company, operations and products and services are all subject to regulations set forth by various federal, state and local regulatory agencies. We take measures to ensure our compliance with all such regulations as promulgated by these agencies from time to time.

LITIGATION

     On April 9, 1999, the Securities and Exchange Commission ("SEC") issued a formal Order Directing Private Investigation and Designating Officers to Take Testimony in the Matter of Softlink, Inc. and Certain Other Companies.

     The private order empowers the SEC enforcement staff to investigate whether Softlink, its employees or associates: (i) made misleading statements regarding projected financial revenues of Softlink; (ii) purchased or sold securities of Softlink while in possession of material non-public information; and (iii) offered or sold securities through the use or medium of prospectuses or similar means while no registration statement was in effect. The private order also authorizes the staff to investigate possible similar violations by another unrelated, unaffiliated company. In connection with the private order, the SEC has issued a subpoena duces tecum to which we have responded. The SEC has not advised us that Softlink, its employees or affiliates are presently or will be the subject of any enforcement action by the SEC.

     To the best of our knowledge, there are presently no other material pending legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject and, to the best of our knowledge, no such actions against us are contemplated or threatened.

EMPLOYEES

     As of June 30, 1999, we had 18 employees, including seven in product development, five in sales, marketing and business development, two in customer support and four in administration. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified technical and managerial personnel, and upon the continued service of our senior management and key technical personnel. The competition for qualified personnel in our industry and geographical location is intense, and there can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct its business in the future. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.


FACILITIES

     Our executive offices, comprising a total of approximately 5,236 square feet, are located in Santa Clara, California. We lease these facilities pursuant to two lease agreements, one of which has a term of 24 months, expiring in September 2001, and the other of which has a term of 18 months, expiring in August 2000. We believe that our current facilities are suitable for our current needs, however, we anticipate that we will require additional space in the next six months.


                                   MANAGEMENT


Executive Officers and Directors

     The following table sets forth the names and positions of our directors and executive officers as of June 30, 1999:

NAME                             AGE                          POSITION
-------------------------------------------------------------------------------------------
William Yuan                     45       President and Director (1)
-------------------------------------------------------------------------------------------
Edmund T. Leung                  32       Chief Financial Officer, Chief Technical Officer
                                          and Director (1)
-------------------------------------------------------------------------------------------
Johnson C. Lee(2)                33       Chairman and Director (1)
-------------------------------------------------------------------------------------------

(1)  Member of the Compensation Committee.
(2)  Johnson C. Lee served as our Chief Executive Officer until March 1, 1999.

     All members of our board of directors hold office until the next annual meeting of the shareholders following their election or until their successors have been elected and qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors. The following sets forth biographical information concerning our directors and executive officers for at least the past five years:

     William Yuan. Mr. Yuan was appointed to the Board of Directors and became president of Softlink in March 1999. Mr. Yuan served as the chief operating officer of Net USA, a provider of telecommunications and technology softward solutions, from July 1998 to December 1998. He served as the president of KPY Corp., a systems integration company, from March 1990 until June 1998, and was also the president of Network Partners, a software company, from November 1993 until December 1994. Mr. Yuan earned his bachelor's degree in Computer

Science in 1986 from the University of California at Santa Cruz and his master's degree in Business Administration in 1989 from National University.

     Edmund Leung. Mr. Leung co-founded Softlink in September 1995. He has served as the Chief Financial Officer and as a member of the board of directors since 1995. He became the Chief Technical Officer of Softlink in September 1998. Mr. Leung has over nine years' experience in software development, and has participated in the development of several commercial software products. Prior to founding Softlink, he served as a software engineer at MediaMotion, Inc., a multimedia software company, from November 1993 to August 1995, and worked at Integrated Information Technology, Inc. from June 1990 to October 1993 as a software engineer. At Integrated Information Technology, Inc., he developed algorithms for the most time-critical portion of that company's "XtraDrive".
Mr. Leung received his bachelors' degree in Computer Science from the University of California at Berkeley in 1989 and his masters' degree in Computer Science from Stanford University in 1990.

     Johnson C. Lee. Mr. Lee was a co-founder of Softlink and has served as a member of the board of directors since September 1995 and as Chairman since March 1999. From September 1995 to March 1999, he served as Softlink's Chief Executive Officer. Mr. Lee has over nine years of extensive experience in network multimedia software development. Prior to founding Softlink, he worked as a software engineer for MediaMotion, Inc. from November 1993 to August 1995. From June 1989 to November 1993 he worked as a software engineer for Oracle Corp. Mr. Lee received his bachelor's degree in Computer Science from the University of California at Berkeley in 1989.

Board Committees

     The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our Stock Option Plan. The current members of the Compensation Committee are Messrs. Yuan, Leung and Lee. Prior to September 1999, we did not have a Compensation Committee or any other committee of the Board of Directors that performed any similar functions. See "Compensation Committee Interlocks and Insider Participation."

     The Board of Directors does not currently have an audit or nominating committee.

Compensation Committee Interlocks and Insider Participation

     We did not have a Compensation Committee or other committee of the Board of Directors performing similar functions during the fiscal year ended March 31, 1999. Messrs. William Yuan, Edmund Leung and Johnson L. Lee are each officers of Softlink and, as members of the Board of Directors, participated in deliberations of the Board of Directors relating to the compensation of our executive officers. The Board of Directors established a Compensation Committee as of September 30, 1999.

     Messrs. Yuan, Leung and Lee, current members of the Compensation Committee, are also officers and directors of the Company. However, no member of the Compensation

Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Summary

     The following table sets forth the compensation awarded or paid to, or earned by, our Chief Executive Officer and all our other executive officers who earned in excess of $100,000 in salary and bonus (collectively the "Named Executives") for services rendered to us during the year ended March 31, 1999:

Summary Compensation Table (1)


                                                ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
 NAME                                                SALARY ($)                          NUMBER OF SECURITIES
                                                                                        UNDERLYING OPTIONS (#)
---------------------------------------------------------------------------------------------------------------------
William Yuan                                         12,000 (2)                                      -(3)
---------------------------------------------------------------------------------------------------------------------
Johnson C. Lee (4)                                   96,000                                     80,201(5)
---------------------------------------------------------------------------------------------------------------------
Edmund Leung                                         96,000                                     80,201(6)
---------------------------------------------------------------------------------------------------------------------

(1) The columns for "Bonus" "Other Annual Compensation" "Restricted Stock Awards", "LTP Payouts" and "All Other Compensation" have been omitted because there is no compensation required to be reported.

(2) Mr. Yuan became our Chief Executive Officer in March 1999. He receives a salary of $12,000 per month (increased to $15,000 per month as of September 1, 1999) pursuant to his employment agreement which is described below.

(3) On March 1, 1999, Mr. Yuan was granted options to purchase up to 500,000 shares of our common stock. These options were rescinded by our Board of Directors. Mr. Yuan was subsequently granted options to purchase 657,143 shares of our common stock on September 1, 1999, of which options to purchase 260,000 shares will vest upon the achievement of certain business objectives which have been described elsewhere in this prospectus.

(4)  Mr. Lee served as our Chief Executive Officer until March 1, 1999.

(5) Mr. Lee was granted options to purchase an additional 50,000 shares of common stock on September 3, 1999. The options have an exercise price of $2.00 and vest in eight quarterly installments, with the first installment vesting on the date of grant.

(6) Mr. Leung was granted options to purchase an additional 50,000 shares of common stock on September 3, 1999. The options have an exercise price of $2.00 and vest in eight quarterly installments, with the first installment vesting on the date of grant.

Option Grants in Last Year

     The following table sets forth information concerning options granted to the Named Executives during the fiscal year ended March 31, 1999.


Name                    Number of Securities          % of Total Options         Exercise Price      Fair Market         Expira-
                        Underlying Options Granted    Granted to Employees (3)   Per Share ($/Sh)    Value of Stock      tion
                        (#) (1) (2)                                                                  on Grant Date       Date(4)
-----------------------------------------------------------------------------------------------------------------------------------
William Yuan                          240,000(5)                 13%                   $1.20              $4.062         3/1/04
                       ------------------------------------------------------------------------------------------------------------
                                      130,000(5)                  7%                   $1.20              $4.062         3/1/04
                       -------------------------------------------------------------------------------------------------------------
                                      130,000(5)                  7%                   $1.20              $4.062         3/1/04
-----------------------------------------------------------------------------------------------------------------------------------
Johnson C. Lee (6)                     80,201(7)                  7%                   $0.61              $ 0.61         5/6/03
-----------------------------------------------------------------------------------------------------------------------------------
Edmund Leung                           80,201(7)                  7%                   $0.61              $ 0.61         5/6/03
-----------------------------------------------------------------------------------------------------------------------------------

(1) No stock appreciation rights were granted to the Named Executives during the year.

(2)  Each option represents the right to purchase one share of our common stock.

(3) During the year ended March 31, 1999, we granted officers, employees and consultants options to purchase an aggregate of 1,834,324 shares of our common stock. In September 1999, we rescinded options to purchase 958,000 of these shares.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated or upon the optionee's death or disability.

(5) These options were rescinded by our Board of Directors in April 1999. The Board subsequently granted Mr. Yuan options to purchase 657,143 shares of our common stock, of which options to purchase 260,000 shares will vest upon the achievement of certain business objectives described elsewhere in this prospectus.

(6)  Johnson C. Lee served as our Chief Executive Officer until March 1, 1999.

(7) These options vest in 36 equal monthly installments commencing on May 6, 1998.

Aggregate Option Exercises in Year Ended March 31, 1999 and Year-End Option
Values

  The following table sets forth certain information with respect to the Named Executives concerning exercisable and unexercisable stock options held by them as of March 31, 1999. No Named Executives exercised options to purchase shares of our common stock in the year ended March 31, 1999.


Name                 Number of Unexercised Options at Year           Value of Unexercised In-the-Money
                     End(#)(1)(2)                                    Options at Year End($) (3)
                     ---------------------------------------------------------------------------------
                     Exercisable            Unexercisable            Exercisable         Unexercisable
                     ---------------------------------------------------------------------------------
William Yuan         None                   None                     N/A                 N/A
------------------------------------------------------------------------------------------------------
Johnson C. Lee       22,278                 57,923                   $59,861             $155,639
 (4)
------------------------------------------------------------------------------------------------------
Edmund Leung         22,278                 57,923                   $59,861             $155,639
------------------------------------------------------------------------------------------------------

(1) No stock appreciation rights were owned or exercised by any of the Named Executives during the year.

(2) The columns for "Shares Acquired On Exercise" and "Value Realized" have been omitted because there is no compensation required to be reported.

(3) Based on a per share fair market value of our common stock equal to $2.687 at March 31, 1999, the closing price for our common stock on that date as reported by various market makers for our common stock on the NASD Over-The-Counter Market Bulletin Board.

(4)  Johnson C. Lee served as our Chief Executive Officer until March 1, 1999.

Employment Agreements And Termination Of Employment And Change Of Control Arrangements

     We have entered into executive employment agreements with each of Mr. William W. Yuan, Mr. Johnson C. Lee and Mr. Edmund Leung. Under the agreements, the executives receive paid vacation and are eligible to participate in the health and other benefit programs which we may offer from time to time. We may terminate either executive at any time with or without "cause". The term "cause" is defined in the executive employment agreements as:

     (i) the failure to follow directions of our Board of Directors which are not inconsistent with the executive employment agreement;
     (ii)  the gross neglect of the executive's responsibilities;
     (iii) any act by the executive of dishonesty, fraud, misrepresentation, harassment or employment discrimination;
     (iv)  the executive's indictment for a felony; and

     (v) the executive's unauthorized dissemination of our confidential information or trade secrets.

     The executives are eligible to receive severance pay if they are terminated without cause. The severance payment would be an amount equal to one year's salary in one lump sum and must be paid no later than 30 days from the date of termination. The executive employment agreements also contain covenants regarding the assignment of inventions, the disclosure of our confidential information, the solicitation of our employees or agents and the ability of the executives to engage in competing activities.

     William Yuan's executive employment agreement has a term of three years commencing March 1, 1999 and automatically renews for successive periods of one year unless terminated prior to such renewal. He serves as our President and Chief Executive Officer and will perform duties consistent with these positions and under the direction of the Board of Directors. He receives a monthly salary of $15,000. His agreement specifically provides that our failure to pay him as required by the agreement is to be deemed a breach of the agreement. If there is a change in control of Softlink and Mr. Yuan is terminated without cause within 12 months of the change, he will be eligible for severance pay and all of his outstanding options will immediately vest. "Change in control" is defined as a new owner controlling more than 50% of our common stock.

     Johnson C. Lee's agreement has a term of three years commencing August 31, 1999 and automatically renews for successive periods of one year unless terminated prior to such renewal. He serves as our Chairman and will perform duties consistent with the position and under the direction of the Board of Directors. He receives a monthly salary of $10,000.

     Edmund Leung's agreement has a term of three years commencing August 31, 1999 and automatically renews for successive periods of one year unless terminated prior to such renewal. He serves as our Secretary, Chief Financial Officer and Chief Technical Officer and will perform duties consistent with the positions and under the direction of the Board of Directors. He receives a monthly salary of $10,000.

Other Employee Benefit Plans

     1999 Stock Option Plan. Our 1999 Stock Option Plan was adopted by the board of directors as of September 3, 1999 and has not yet been ratified by our stockholders. We plan to present the 1999 Stock Option Plan to our stockholders for approval at the next annual meeting of stockholders, which we currently anticipate will occur shortly after our fiscal year ending March 31, 2000. The following description of the 1999 Stock Option Plan is a summary and qualified in its entirety by the text of the Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

     The purpose of the 1999 Stock Option Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, directors and consultants. The plan authorizes the grant of options to purchase shares of common stock to employees, directors and consultants of Softlink and its affiliates. Under the plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of

1986 and non-qualified stock options. Incentive stock options may only be granted our employees.

     The number of shares available for options under the 1999 Stock Option Plan is 2,400,000. The Plan is administered by our Board of Directors. Subject to the provisions of the plan, the Board of Directors has authority to determine the employees, directors and consultants who are to be awarded options and the terms of such awards, including the number of shares subject to such options, the fair market value of the common stock subject to options, the exercise price per share and other terms.

     Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and generally cannot have a duration of more than 10 years. If the grant is to a stockholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between Softlink and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of its adoption but awards granted before that date may extend beyond that date.

     If the employment of the holder of an incentive stock option is terminated for any reason other than as a result of the holder's death or disability or for "cause" as defined in the 1999 Stock Option Plan, the holder may exercise the option, to the extent exercisable on the date of termination of employment, until the earlier of the option's specified expiration date and 90 days after the date of termination. If an option holder dies or becomes disabled, both incentive and non-qualified stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until the earlier of the option's specified termination date and one year after the date of death or disability.

     As of September 30, 1999, no shares had been issued as the result of the exercise of options previously granted under the 1999 Stock Option Plan; however, 1,082,714 shares were subject to outstanding options and 1,337,286 shares were available for future grants. The exercise prices of the outstanding options ranged from $1.75 to $2.00. The options under the Plan vest over varying lengths of time pursuant to various option agreements that we have entered into with the grantees of such options.

     We have not registered the 1999 Stock Option Plan, or the shares subject to issuance thereunder, pursuant to the Securities Act of 1933. Absent registration, such shares, when issued upon exercise of options, would be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933.

     Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the Plan shall expire no later than ten years after the date of grant. An option becomes exercisable at such time and for such amounts as determined at the discretion of the Board of Directors at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the Board of Directors on the date the option is granted. The purchase price is payable in full in cash, by promissory note, by net exercise or by delivery of shares of our common stock when the option is exercised. The plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization of or by Softlink.

Directors' Compensation

     Directors who are also employees of Softlink receive no compensation for serving on the Board of Directors. With respect to directors who are not employees, we intend to reimburse such directors for all travel and other expenses incurred in connection with attending meetings of the board of directors and any committees of the board. Non-employee directors will also be eligible to receive grants of non-qualified stock options under our 1999 Stock Option Plan. We also intend to establish a non-employee director stock option plan which will provide for initial option grants of a fixed number of shares of our common stock to non-employee directors and successive annual option grants to such non-employee directors covering an additional fixed number of shares, to provide us with an effective way to recruit and retain qualified individuals to serve as members of the Board of Directors.

Limitation of Liability and Indemnification

     Our Articles of Incorporation, with certain exceptions, eliminate any personal liability of directors or officers to us or our stockholders for monetary damages for the breach of such person's fiduciary duty, and, therefore, an officer or director cannot be held liable for damages to us or our stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director or officer except in certain specified instances. We may also adopt by-laws which provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

     There are presently no material pending legal proceeding to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

     We have purchased directors' and officers' liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers of Softlink. The insurance policy provides standard directors' and officers' liability insurance in the amount of $1,000,000 per claim.

     We intend to enter into indemnification agreements with our directors and officers. These agreements will provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, (including attorneys' fees and disbursements), incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

                           RELATED PARTY TRANSACTIONS


     The following describes transactions to which we were or are a party and in which any of our directors, officers, or significant stockholders, or members of the immediate family of any of the foregoing persons, had or has a direct or indirect material interest.

     Unless otherwise indicated, information in this section regarding shares of our common stock reflect the conversion ratio applied to shares of our common stock at the time of the reorganization described below.

STOCK TRANSACTIONS BY SOFTLINK, INC., A CALIFORNIA CORPORATION

     Issuances to Founders. Softlink, Inc., a California corporation ("Softlink California") was formed in November 1995 by Johnson C. Lee and Edmund Leung. At the time of formation, each of them was issued 1,011,802 shares of common stock of Softlink California in consideration of their efforts in establishing that company and developing its initial business strategy.

     All the shares of Softlink California held by Johnson C. Lee and Edmund Leung were converted into shares of our common stock in the reorganization with Draco Technologies, Inc. described below.


REORGANIZATION WITH DRACO TECHNOLOGIES, INC.

     In March 1998, Softlink California entered into the reorganization with Draco Technologies, Inc., a Nevada corporation incorporated in July 1997 ("Draco"). Under the reorganization, the Softlink California stockholders received approximately 0.6745344 shares of common stock of Draco in exchange for the 4,259,449 outstanding shares of Softlink California common stock, and Softlink California became a wholly-owned subsidiary of Draco. An aggregate of 2,873,145 shares was issued to the former Softlink California stockholders in the reorganization with Draco and the Softlink California stockholders owned approximately 52% of Draco immediately after the reorganization. As part of the reorganization, all of the executive officers and directors of Draco resigned and the executive officers and directors of Softlink California became the executive officers and directors of Draco, which then changed its name to Softlink, Inc.

STOCK OPTION GRANTS

     In May 1998, Johnson C. Lee and Edmund Leung each were issued options to purchase 80,201 shares of Softlink common stock.

     In March 1999, we issued William Yuan options to purchase up to 500,000 shares of our common stock, and in April 1999, each of Johnson C. Lee and Edmund Leung were granted options to purchase up to 50,000 shares of our common stock. All of these options were rescinded by our Board of Directors and are now of no further force or effect.

     In September 1999, we issued each of Johnson C. Lee and Edmund Leung options to purchase 50,000 shares of Softlink common stock pursuant to our stock option plan. These options had an exercise price of $2.00, which was more than 110% of the fair market value of our common stock on the date of grant. For each of Mr. Lee and Mr. Leung, the right to purchase 6,250 shares vested on the date of grant and the right to purchase the remainder vest in seven quarterly installments

     In September 1999, we also issued William Yuan options to purchase up to 657,143 shares of our common stock. These options have an exercise price of $1.75, the fair market value of our common stock on the date of grant. Mr. Yuan's right to purchase 217,143 shares vested on the date of grant. Options to purchase 180,000 of the shares vest in 18 monthly installments. The right to purchase 130,000 shares vests upon the listing of Softlink with Nasdaq. The right to purchase the remaining 130,000 shares vests upon the recording by Softlink of 12 million dollars in revenue.

OFFERING OF PREFERRED STOCK AND WARRANTS

     On August 17, 1999, we entered into a convertible preferred stock purchase agreement with Deephaven Private Placement Trading Ltd. and Hornbower Investors LLC pursuant to which Deephaven and Hornbower were each issued 150 shares of convertible preferred stock and received warrants to purchase 120,000 shares of our common stock. The preferred stock is convertible into a variable number of shares of our common stock at the option of the preferred stockholders. In addition, subject to certain exceptions the preferred stock automatically converts into common stock on August 17, 2002. Holders of preferred stock are entitled to receive cumulative dividends at the rate of seven percent per year, payable in cash or shares of our common stock. We may redeem the preferred stock at any time, with prior notice, if the conversion price falls below or equals $1.75 per share. The warrants may be exercised at any time during the five-year period following their issuance at an exercise price of $2.43756 per share. In connection with this private placement of preferred stock and warrants, we issued warrants to purchase 150,000 shares of common stock to Cardinal Capital Management LLC. Cardinal Capital Management LLC, who also received a payment of $180,000, acted as a finder in this financing.

OTHER AGREEMENTS

     As described above, we have entered into employment agreement with William Yuan, our President and Chief Executive Officer, Johnson C. Lee, our Chairman, and Edmund Leung, our Chief Financial Officer, Chief Technical Officer and Vice President of Engineering.

       We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.


                            SELLING STOCKHOLDERS

     This prospectus relates to the offering by the selling stockholders for resale of shares of our common stock acquired by them upon conversion of preferred stock and exercise of warrants which the selling stockholders received in private placements and other transactions. All of the shares of common stock offered by this prospectus are being offered by the selling stockholders for their own accounts.

     The following table sets forth information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus, including shares obtainable upon the conversion of preferred stock and exercise of warrants convertible or exercisable, respectively, within 60 days of such date. The selling stockholders provided us the information included in the table below. To our knowledge, each of the selling stockholders has sole voting and investment power over the shares of common stock listed in the table below. Other than as set forth below, no selling stockholder, to our knowledge, has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

                          BENEFICIAL OWNERSHIP OF COMMON STOCK                BENEFICIAL OWNERSHIP OF COMMON STOCK
                                 PRIOR TO THE OFFERING                                AFTER THE OFFERING
--------------------------------------------------------------------------------------------------------------------------------
SELLING STOCKHOLDER       NUMBER OF SHARES     NUMBER OF SHARES TO BE          NUMBER OF SHARES(3)          PERCENT OF CLASS (3)
                                               SOLD UNDER THIS PROSPECTUS
--------------------------------------------------------------------------------------------------------------------------------
Deephaven Private            1,935,000(1)                    1,935,000(2)                       -0-                          -0-
 Placement Trading,
 Ltd.
--------------------------------------------------------------------------------------------------------------------------------
Hornblower Investors         1,935,000(1)                    1,935,000(2)                       -0-                          -0-
 LLC
--------------------------------------------------------------------------------------------------------------------------------
Cardinal Capital               150,000(4)                      150,000(4)                       -0-                          -0-
 Management LLC
--------------------------------------------------------------------------------------------------------------------------------

(1) The certificate of designation governing the Series A Preferred Stock and the Closing Warrant (as defined below), among other things, prohibit the holder thereof from converting shares of Series A Preferred Stock or exercising the Closing Warrant to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% of the outstanding shares of Common Stock following such conversion of Preferred Stock and the warrants as to itself upon not less than 61 days' notice to the Company. The number of shares of common stock listed as beneficially owned by the Selling Stockholders, subject to the limitations set forth in the first sentence of this footnote, upon (i) conversion of 150 shares of Series A Preferred Stock, at a conversion price of

     $1.00 (which price will be subject to fluctuations in the market price of our common stock on and after December 15, 1999, and (ii) exercise of the warrants issued to the Selling Stockholders in conjunction with the sale of the Series A Preferred Stock for the purchase of 120,000 shares of common stock (the "Closing Warrant"). Since, after December 15, 1999, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions, and consequently the number of shares of common stock that will be beneficially owned by the Selling Stockholder, will fluctuate daily and cannot be determined at this time.

(2) Represents the shares of common stock issuable to the Selling Stockholders upon (i) conversion of the Series A Preferred Stock issued to the Selling Stockholders at an assumed conversion price of $1.00 and (ii) exercise of the Closing Warrant. Since, on and after December 15, 1999, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock is dependent in part upon the market price of the common stock prior to a time of conversion, the actual number of shares of common stock issuable in respect of such conversions and, consequently, offered for sale under this prospectus, cannot be determined at this time. We have, however, contractually agreed to include in this prospectus a total of 4,020,000 shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants issued to the Selling Stockholders.

(3)  Assumes the sale of all shares of common stock offered by this prospectus.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth, as of September 30, 1999 and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, the ownership of our common stock by (i) each of our directors and executive officers; (ii) all of our executive officers and directors as a group; and (iii) all persons known by us to beneficially own more than 5% of our common stock.

       Unless otherwise indicated in the footnotes to the table, the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own and the address of each beneficial owner listed below is c/o Softlink, Inc., 2041 Mission College Boulevard, Suite 259, Santa Clara, California 95054.

NAME AND ADDRESS OF                 AMOUNT AND NATURE      PERCENT OF CLASS (1)
BENEFICIAL OWNER                    OF BENEFICIAL
                                    OWNERSHIP (1)

Executive Officers and
Directors:
-------------------------------------------------------------------------------

Johnson C. Lee                         1,170,589(2)                 8.9%
-------------------------------------------------------------------------------

William Yuan                            247,143(3)                  1.9%
-------------------------------------------------------------------------------
Edmund T. Leung                        1,170,589(4)                 8.9%
-------------------------------------------------------------------------------
All directors and executive         2,588,321(2)(3)(4)             19.3%
 officers as a group (three
 persons)
-------------------------------------------------------------------------------
Other 5% Stockholders:
-------------------------------------------------------------------------------
EPB Industries, Inc.                      861,696                   6.6%
696 Orion Drive
New Braunfels, TX 78130
-------------------------------------------------------------------------------
Silicon Valley New Issues, Inc.           467,938                   3.6%
16929 Enterprise Suite 206
Fountain Hills, AZ 85268
-------------------------------------------------------------------------------

*Less than one percent

(1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The total number of outstanding shares of common stock at September 30, 1999 is 9,019,293.

(2) Includes 46,350 shares of common stock subject to options that are exercisable within 60 days of September 30, 1999.

(3) Includes 247,143 shares of common stock subject to options that are exercisable within 60 days of September 30, 1999.

(4) Includes 46,350 shares of common stock subject to options that are exercisable within 60 days of September 30, 1999.


                          DESCRIPTION OF CAPITAL STOCK

     The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our Articles of Incorporation and our Bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the Articles of Incorporation and Bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and provisions of applicable law.

     Our authorized capital stock consists of 59,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.001. As of September 30, 1999, 9,019,293 shares of our common stock were issued and outstanding and 2,520,376 shares of common stock were reserved for issuance upon exercise of outstanding options and warrants. Only our common stock is being registered under the Exchange Act pursuant to this Registration Statement. As of September 30, 1999, 300 shares of our Preferred Stock were issued and outstanding.

Description of Common Stock

     The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of Softlink, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

     Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Description of Preferred Stock.

     The board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the board of directors may fix the rights, preferences and designations thereof.

     On August 17, 1999, we issued an aggregate of 300 shares of Series A
Convertible Preferred Stock to two investors.   The Series A Convertible
Preferred Stock is convertible at the option of the preferred stockholders into that number of shares of our common stock equal to the stated value of the Series A Convertible Preferred Stock (equal to $10,000 per share plus all accrued but unpaid dividends) divided by the conversion price. Until December 15, 1999, the conversion price is $2.51. After December 15, 1999, the conversion price is the lesser of $2.51 and (i) 95% of the lowest three closing bid prices of our common stock on the Over-the-Counter market during the 50 trading days preceding the conversion date, if the conversion date occurs on or after December 16, 1999 and before January 14, 2000; (ii) 90% of the lowest three closing bid prices of our common stock on the Over-The-Counter market during the 50 trading days preceding the conversion date, if the conversion date occurs on or after January 14, 2000 and before February 13, 2000; and (iii) 85% of the lowest three closing bid prices of our common stock on the Over-The-Counter market during the 50 trading days preceding the conversion date, if the conversion date occurs on or after February 13, 2000. No holder of Series A Convertible Preferred Stock together with any affiliate thereof may beneficially own in excess of 4.999% of the outstanding shares of Common Stock following such conversion. Such restrictions may be waived by a holder of the Series A Preferred Stock as to itself upon not less than 61 days' notice to Softlink.

     If the Series A Convertible Preferred Stock has not been converted or redeemed by August 17, 2002, subject to certain exceptions it will automatically convert into common stock as of that date. Upon the occurrence of certain events specified in the securities purchase agreement, the holders of Series A Convertible Preferred Stock may elect to have us redeem the Series A Convertible Preferred Stock at a premium to their purchase price. These events include, but are not limited to, the following:

     - failure by us to maintain the effectiveness of the registration statement of which this prospectus is a part;

     - failure of our common stock to be eligible for quotation on the Nasdaq O-T-C Market (or any subsequent market on which our common stock may be listed;

     - failure by us to issue shares of our common stock upon conversion of the Series A Convertible Preferred Stock;

     - participation by us in a change of control transaction, agreement by us to sell (in one or a series of related transactions) all or substantially all of our assets, or redemption by us of more than a de minimus amount of securities;

     - failure by us to cure an event of default under the securities purchase agreement within 60 days after receipt of notice of such default; and

     - failure by us to keep the specified number of shares of our common stock reserved for issuance upon conversion of the Series A Convertible Preferred Stock.

     We may also redeem the Series A Convertible Preferred Stock at any time, with prior notice, if the conversion price is equal to or falls below $1.75 per share. Holders of Series A Convertible Preferred Stock are entitled to receive cumulative dividends at the rate of seven percent per year, payable in cash or shares of our common stock.

     The foregoing has been a brief description of some of the terms of our Series A Convertible Preferred Stock. For a more detailed description of the rights of the holders of the Series A Convertible Preferred Stock, prospective investors are directed to the actual certificate of designation that has been filed as an exhibit to the registration statement of which this prospectus is a part.

     Other than the Series A Convertible Preferred Stock described above, no shares of preferred stock are currently outstanding and we have no present plans to issue any shares of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Description of Warrants

     In connection with the August 1999 issuance of our Series A Preferred Stock, we also issued warrants to purchase shares of our common stock to the two investors, Deephaven Private Placement Trading Ltd. and Hornblower Investors LLC. These warrants may be exercised at any time during the five-year period following their issuance at an exercise price of $2.43756 per share. The warrants contain certain provisions that limit the number of shares of common stock into which they are exercisable. Under these provisions, no holder of a warrant may exercise his or her warrant if such exercise would result in the holder beneficially owning more than 4.999% of our common stock.

     In consideration for services provided by Cardinal Capital Management, Inc. to us, we have issued to Cardinal Capital warrants to purchase up to 150,000 shares of our common stock. The warrants may be exercised at any time during the five-year period following their issuance at an exercise price of $2.25 per share. The number of shares issuable upon exercise of the warrants is subject to adjustment upon the occurrence of stock splits, dividends or reclassifications. The warrants carry registration rights which are described below.

     The foregoing has been a brief description of some of the terms of our outstanding warrants. For a more detailed description of the rights of the holders of the warrants, prospective investors are directed to the actual forms of warrants that have been filed as exhibits to the registration statement of which this prospectus is a part.

Registration Rights.

     Deephaven Private Placement Trading Ltd. and Hornblower Investors LLC have registration rights with respect to the Series A Preferred Stock and warrants they hold. Pursuant to a registration rights agreement, the common stock underlying the Series A Preferred Stock and warrants issued to these investors are to be registered as part of the registration statement of which this prospectus forms a part. The registration rights agreement requires us to file a registration statement with respect to the common stock within a specified period of time, and to have the registration statement declared effective within a specific period of time. We must also keep the registration statement effective until all of the common stock offered has been sold. We are responsible for the payment of all fees and costs associated with the registration of the common stock, except that we are not responsible for fees generated by the investors' counsel. We are required to indemnify and hold harmless each investor and its officers, directors, agents and brokers against any untrue statement of a material fact in a registration statement, prospectus or amendment or supplement to a registration statement or prospectus. Specific procedures for carrying out the indemnification are set forth in the registration rights agreement.

     Cardinal Capital Management, Inc. has registration rights with respect to the warrants it holds. Pursuant to our agreement with Cardinal Capital, the common stock underlying warrants issued to Cardinal Capital are to be registered as part of the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Various Provisions of Nevada Law and Our Articles of Incorporation and Bylaws.

     We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada Corporation laws, which may have the effect of delaying or deterring a change in the control or management of Softlink.

     Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes

     - any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having

        - an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets;

        - an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

        - representing 10% or more of the earning power or net income of the corporation;

     - any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation;

     - the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder,";

     - certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or

     - the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder."

     An "interested stockholder" is a person who

     - directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation; or

     - an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

     A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the Board of Directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Articles of Incorporation are met and either

     - the Board of Directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such or

     - the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections
78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the

"interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

     Nevada's "Control Share Acquisition Statute," Nevada Revised Statute
(S)78.378-78.379, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may well do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, it is likely that the Control Share Acquisition Statute will apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror's shares for redemption. Our Articles of Incorporation and Bylaws do not currently permit us to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

     Certain provisions of our Bylaws, which are summarized below, may affect potential changes in control of Softlink. The Board of Directors believes that these provisions are in the best interests of stockholders because they will encourage a potential acquiror to negotiate with the Board of Directors, which will be able to consider the interests of all stockholders in a change in control situation. However, the cumulative effect of these terms maybe to make it more difficult to acquire and exercise control of Softlink and to make changes in management more difficult.

     The Bylaws provide the number of directors of Softlink shall be established by the Board of Directors, but shall be no less than one. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office by the affirmative vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

     The Bylaws further provide that stockholder action may be taken at a meeting of stockholders and may be effected by a consent in writing if such consent is signed by the holders of the percentage of our shares required to approve the action at a meeting. We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

     The provisions described above may have the effect of delaying or deterring a change in the control or management of Softlink.

Application of California GCL

     Although we are incorporated in Nevada, our headquarters is in the State of California. Section 2115 of the California GCL ("Section 2115") provides that certain provisions of the California GCL shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California stockholders.

     An entity such as us can be subject to Section 2115 if the average of the property factor, payroll factor and sales factor deemed to be in California during its latest full income year is more than 50 percent and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporations with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. Since the average of our property factor, payroll factor and sales factor deemed to be in California during our latest fiscal year was almost 100%, and over 60% of our outstanding voting securities are held of record by persons having addresses in California, and our securities do not currently qualify as a national market security on NASDAQ, we are subject to Section 2115.

     During the period that we are subject to Section 2115, the provisions of the California GCL regarding the following matters are made applicable to the exclusion of the law of the State of Nevada:

     -  general provisions and definitions;
     -  annual election of directors;
     -  removal of directors without cause;
     -  removal of directors by court proceedings;
     - filling of director vacancies where less than a majority in office were elected by the stockholders;
     -  directors' standard of care;
     -  liability of directors for unlawful distributions;
     -  indemnification of directors, officers and others;
     -  limitations on corporate distributions of cash or property;
     -  liability of a stockholder who receives an unlawful distribution;

     -  requirements for annual stockholders' meetings;
     -  stockholders' right to cumulate votes at any election of directors;
     -  supermajority vote requirements;
     -  limitations on sales of assets;
     -  limitations on mergers;
     -  reorganizations;
     -  dissenters' rights in connection with reorganizations;
     -  required records and reports;
     -  actions by the California Attorney General; and
     -  rights of inspection.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is U.S. Stock Transfer, and its telephone number is (800) 835-8778.


                        SHARES ELIGIBLE FOR FUTURE SALE

     On September 30, 1999, 9,019,293 shares of our common stock were outstanding, and 1,082,714 shares of common stock were subject to options granted under our 1999 Stock Option Plan. In addition, 1,437,662 shares of common stock were issuable upon conversion or exercise of the preferred stock and warrants held by the selling stockholders. Of the outstanding shares, 4,406,705 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act of 1933, unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, described below. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration.

     In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. As of September 30, 1999, 2,545,238 of our outstanding restricted shares were eligible for sale under Rule 144.

     The shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants held by the selling stockholders are being registered under the registration statement of which this prospectus is a part. Upon effectiveness of that registration statement, such shares will also be immediately eligible for sale in the public market. We also intend to file a registration statement to register for resale the 2,400,000 shares of common stock reserved for issuance under our 1999 Stock Option Plan. That registration statement will become effective immediately upon filing. Accordingly, shares covered by that registration statement would become eligible for sale in the public market subject to vesting restrictions. As of September 30, 1999, options exercisable for 281,131 shares of common stock were exercisable.

     There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

                              PLAN OF DISTRIBUTION


     The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

-    short sales;

- broker-dealer may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

-    a combination of any such methods of sale; and

-    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the
meaning of the Securities Act in connection with such sales.   In such event,
any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby will be passed upon for us by Silicon Valley Law Group, San Jose, California.

                                    EXPERTS

     The financial statements included in the registration statement on Form SB-2 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Softlink, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

       The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

       We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

       Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy
                              ------------------
and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. Neither we nor the selling stockholders are making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

     Until __________, 1999, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                 SOFTLINK, INC.


                               4,020,000 Shares of
                                  Common Stock


                            ________________________

                                   PROSPECTUS
                            ________________________

                              _____________, 1999


Report of Independent Certified Public Accountants                                            F-2
Consolidated Financial Statements
   Consolidated balance sheets                                                          F-3 - F-4
   Consolidated statements of operations                                                      F-5
   Consolidated statements of stockholders' equity (deficiency)                               F-6
   Consolidated statements of cash flows                                                      F-7
   Notes to consolidated financial statements                                          F-8 - F-25

Report of Independent Certified Public Accountants


The Board of Directors and Stockholders of
Softlink, Inc.

We have audited the accompanying consolidated balance sheet of Softlink, Inc. and subsidiary as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the two years in the period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Softlink, Inc. and subsidiary as of March 31, 1999, and the results of their consolidated operations and cash flows for each of the two years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit of $1,646,500 as of March 31, 1999 and incurred net losses of $1,015,900 and $620,800 for the years ended March 31, 1999 and 1998, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.


San Jose, California
July 15, 1999



                                                                                        Softlink, Inc.


                                                                           Consolidated Balance Sheets

=======================================================================================================
                                                                        June 30,             March 31,
                                                                          1999                 1999
-------------------------------------------------------------------------------------------------------
                                                                        (Unaudited)
Assets
Current Assets:
  Cash and cash equivalents                                            $    56,200          $   307,500
  Accounts receivable, net of allowance for doubtful accounts of
   $2,200 and $0, respectively (Notes 5 and 9)                             747,100              430,600
  Inventories                                                               73,100               39,600
  Prepaid expenses and other current assets                                133,800               83,500
-------------------------------------------------------------------------------------------------------
Total Current Assets                                                     1,010,200              861,200
Property and Equipment, net (Note 2)                                       109,100               54,300
Deposits and Other Assets (Note 3)                                          67,200               52,000
-------------------------------------------------------------------------------------------------------
                                                                       $ 1,186,500          $   967,500
=======================================================================================================

                                                                                        Softlink, Inc.


                                                                           Consolidated Balance Sheets

=======================================================================================================
                                                                         June 30,             March 31,
                                                                             1999                  1999
=======================================================================================================
                                                                       (Unaudited)

Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                                                     $   135,900          $    79,700
  Accrued liabilities                                                       27,600                6,700
  Deferred revenue                                                          12,700                    -
  Short-term debt (Note 12)                                                100,000                    -
  Obligations under capital lease                                            6,900                    -
-------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                  283,100               86,400
-------------------------------------------------------------------------------------------------------
Commitments, Contingencies and Subsequent Events
 (Notes 6, 8, 11, and 12)
Stockholders' Equity (Notes 1, 4, 8 and 12):
  Common stock, $0.001 par value; 50,000,000 shares authorized;
   9,363,130 shares issued and outstanding                                   9,400                9,400
  Additional paid-in capital                                             5,859,800            5,634,700
  Accumulated deficit                                                   (2,209,200)          (1,646,500)
 ------------------------------------------------------------------------------------------------------
                                                                         3,660,000            3,997,600
  Less: Treasury stock at cost (1,454,356 and 1,593,750 shares,
   respectively)                                                        (2,738,800)          (3,116,500)
  Less: Notes receivable                                                   (17,800)                   -
-------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                 903,400              881,100
-------------------------------------------------------------------------------------------------------
                                                                       $ 1,186,500          $   967,500
=======================================================================================================
                    See accompanying notes to consolidated financial statements.

                                                                                                                    Softlink, Inc.


                                                                                             Consolidated Statements of Operations


==================================================================================================================================

                                                                     Three Months Ended June 30,            Years Ended March 31,
                                                                         1999                1998           1999             1998
----------------------------------------------------------------------------------------------------------------------------------

                                                                  (Unaudited)          (Unaudited)

Net Sales, including license fee income (Notes 5 and 9)            $  324,600           $  160,400         $   731,100   $  23,500

Cost of Sales                                                          57,000               15,700              39,200      12,900
----------------------------------------------------------------------------------------------------------------------------------

Gross Profit                                                          267,600              144,700             691,900      10,600
----------------------------------------------------------------------------------------------------------------------------------

Operating Expenses (Notes 6 and 8):
  Research and development                                            187,500               32,600             286,300      30,200
  Sales and marketing                                                 232,600               96,600             688,600     123,800
  General and administrative                                          403,100               55,700             845,100     476,700
----------------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                              823,200              184,900           1,820,000     630,700
----------------------------------------------------------------------------------------------------------------------------------
Loss From Operations                                                 (555,600)             (40,200)         (1,128,100)   (620,100)
----------------------------------------------------------------------------------------------------------------------------------

Other Income (Expense):
  Interest income                                                         900                  700             115,500         100
  Interest expense                                                          -                    -              (2,500)         -
  Other                                                                (7,200)                   -                   -          -
----------------------------------------------------------------------------------------------------------------------------------
Total Other Income (Expense)                                           (6,300)                 700             113,000         100
----------------------------------------------------------------------------------------------------------------------------------

Loss Before Provision for Income Taxes                               (561,900)             (39,500)         (1,015,100)   (620,000)
Provision for Income Taxes (Note 7)                                       800                  800                 800         800
----------------------------------------------------------------------------------------------------------------------------------

Net Loss                                                           $ (562,700)          $  (40,300)        $(1,015,900)  $(620,800)
==================================================================================================================================
Basic and diluted loss per share                                   $    (0.07)          $    (0.01)        $     (0.14)  $   (0.26)
==================================================================================================================================

Basic and diluted weighted-average common shares outstanding        7,803,700            5,500,400           7,132,600   2,377,200
==================================================================================================================================
                    See accompanying notes to consolidated financial statements.


                                                                                         Softlink, Inc.


                                            Consolidated Statements of Stockholders' Equity (Deficiency)
                                                                                  (Notes 1, 4, 8 and 12)

========================================================================================================
                                                                   Common stock            Additional
                                                               ----------------------         Paid-in
                                                               Shares          Amount          Capital
--------------------------------------------------------------------------------------------------------
Balances, April 1, 1997                                        2,192,236       $ 2,200        $   30,300
Issuance of common stock for services                            453,621           500           335,700
Issuance of common stock for cash                                222,327           200           164,600
Stock option grants                                                    -             -            30,000
Exercise of stock options                                          4,961             -             3,700
Issuance of common stock in connection with reverse            2,627,280         2,600           547,400
 merger
Net loss                                                               -             -                 -
--------------------------------------------------------------------------------------------------------
Balances, March 31, 1998                                       5,500,425         5,500         1,111,700
Issuance of common stock for cash and notes receivable         6,512,835         6,500         5,033,400
Stock option grants                                                    -             -           343,000
Repurchase and retirement of common stock                     (2,650,130)       (2,600)         (971,300)
Treasury stock acquired, at cost                                       -             -                 -
Issuance of treasury stock for retirement of debt                      -             -            22,600
Issuance of treasury stock as bonus to existing
 shareholders                                                          -             -            95,300
Payments received on notes receivable                                  -             -                 -
Net loss                                                               -             -                 -
--------------------------------------------------------------------------------------------------------
Balances, March 31, 1999                                       9,363,130         9,400         5,634,700
Stock option grants (Unaudited)                                        -             -           205,000
Issuance of treasury stock for cash and notes receivable
 (Unaudited)                                                           -             -               700
Issuance of treasury stock (Unaudited)                                 -             -            19,400
Net loss (Unaudited)                                                   -             -                 -
--------------------------------------------------------------------------------------------------------
Balances, June 30, 1999 (Unaudited)                            9,363,130       $ 9,400        $5,859,800
========================================================================================================


================================================================================================================
                                                                                          Treasury  Stock
                                                               Accumulated             ----------------------
                                                                Deficit                Shares          Amount
----------------------------------------------------------------------------------------------------------------
Balances, April 1, 1997                                       $    (9,800)                 -        $          -
Issuance of common stock for services                                   -                  -                   -
Issuance of common stock for cash                                       -                  -                   -
Stock option grants                                                     -                  -                   -
Exercise of stock options                                               -                  -                   -
Issuance of common stock in connection with reverse                     -                  -                   -
 merger
Net loss                                                         (620,800)                 -                   -
----------------------------------------------------------------------------------------------------------------
Balances, March 31, 1998                                         (630,600)                 -                   -
Issuance of common stock for cash and notes receivable                  -                  -                   -
Stock option grants                                                     -                  -                   -
Repurchase and retirement of common stock                               -                  -                   -
Treasury stock acquired, at cost                                        -         (1,771,209)         (3,186,500)
Issuance of treasury stock for retirement of debt                       -             21,209              57,000
Issuance of treasury stock as bonus to existing                         -            156,250              13,000
 shareholders
Payments received on notes receivable                                   -                  -                   -
Net loss                                                       (1,015,900)                 -                   -
----------------------------------------------------------------------------------------------------------------
Balances, March 31, 1999                                       (1,646,500)        (1,593,750)         (3,116,500)
Stock option grants (Unaudited)                                         -                  -                   -
Issuance of treasury stock for cash and notes receivable                -             72,727             197,100
 (Unaudited)
Issuance of treasury stock (Unaudited)                                  -             66,667             180,600
Net loss (Unaudited)                                             (562,700)                 -                   -
----------------------------------------------------------------------------------------------------------------
Balances, June 30, 1999 (Unaudited)                           $(2,209,200)        (1,454,356)       $ (2,738,800)
================================================================================================================


==============================================================================================

                                                                   Notes
                                                                 Receivable           Total
----------------------------------------------------------------------------------------------
Balances, April 1, 1997                                         $         -        $    22,700
Issuance of common stock for services                                     -            336,200
Issuance of common stock for cash                                         -            164,800
Stock option grants                                                       -             30,000
Exercise of stock options                                                 -              3,700
Issuance of common stock in connection with reverse                (550,000)                 -
 merger
Net loss                                                                  -           (620,800)
----------------------------------------------------------------------------------------------
Balances, March 31, 1998                                           (550,000)           (63,400)
Issuance of common stock for cash and notes receivable           (4,976,300)            63,600
Stock option grants                                                       -            343,000
Repurchase and retirement of common stock                           973,900                  -
Treasury stock acquired, at cost                                  3,186,500                  -
Issuance of treasury stock for retirement of debt                         -             79,600
Issuance of treasury stock as bonus to existing                           -            108,300
 shareholders
Payments received on notes receivable                             1,365,900          1,365,900
Net loss                                                                  -         (1,015,900)
----------------------------------------------------------------------------------------------
Balances, March 31, 1999                                                  -            881,100
Stock option grants (Unaudited)                                           -            205,000
Issuance of treasury stock for cash and notes receivable            (17,800)           180,000
 (Unaudited)
Issuance of treasury stock (Unaudited)                                    -            200,000
Net loss (Unaudited)                                                      -           (562,700)
----------------------------------------------------------------------------------------------
Balances, June 30, 1999 (Unaudited)                             $   (17,800)       $   903,400
==============================================================================================
                    See accompanying notes to consolidated financial statements.

                                                                                                           Softlink, Inc.


                                                                                    Consolidated Statements of Cash Flows
                                                                                                                (Note 10)

=================================================================================================================================
                                                           Three Months Ended June 30,                  Years Ended March 31,
                                                           1999                  1998                 1999                1998
---------------------------------------------------------------------------------------------------------------------------------
                                                       (Unaudited)           (Unaudited)
Cash Flows From Operating Activities:
  Net loss                                                $(562,700)             $(40,300)         $(1,015,900)         $(620,800)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
     Depreciation                                             5,100                 1,200                7,100              3,800
     Allowance for doubtful accounts                          2,200                     -                    -                  -
     Compensation relating to stock options issued          205,000                 6,400              343,000             30,000
     Compensation relating to stock issued for
      services                                                    -                     -                    -            336,200
     Compensation relating to issuance of treasury
      stock                                                       -                     -              108,300                  -
     Changes in current operating assets and
      liabilities:
       Accounts receivable                                 (318,700)                6,500             (423,700)            (6,900)
       Inventories                                          (33,500)              (15,100)             (25,600)           (14,000)
       Prepaid expenses and other current assets            (50,300)                    -              (82,700)              (800)
       Accounts payable                                      56,200                14,700               77,200                600
       Accrued liabilities                                   20,900                   800                6,700                  -
       Deferred revenue                                      12,700                58,100                    -                  -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used In) Provided By Operating Activities        (663,100)               32,300           (1,005,600)          (271,900)
---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
  Payments to acquire property and equipment                (53,000)              (13,500)             (49,800)            (4,200)
  Deposits and other assets                                 (15,200)               (2,800)             (52,000)                 -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                       (68,200)              (16,300)            (101,800)            (4,200)
---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Principal payment on note payable to stockholder                -                     -              (50,000)                 -
  Principal payment on note payable                               -               (11,500)             (16,500)            (3,900)
  Proceeds from borrowing on note payable                         -                     -                    -            100,000
  Proceeds from borrowing on note payable to
   stockholder                                                    -                     -                    -             50,000
  Proceeds from short-term debt from stockholder            100,000                     -                    -                  -
  Proceeds from issuance of common stock                          -               100,000               63,600            164,800
  Proceeds from issuance of treasury stock                  380,000                     -                    -                  -
  Proceeds from exercise of stock options                         -                     -                    -              3,700
  Payments received on stockholder notes receivable               -                     -            1,365,900                  -
---------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                   480,000                88,500            1,363,000            314,600
---------------------------------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash and Cash                   (251,300)              104,500              255,600             38,500
 Equivalents
Cash and Cash Equivalents, beginning of period              307,500                51,900               51,900             13,400
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, end of period                  $  56,200              $156,400          $   307,500          $  51,900
=================================================================================================================================
                                                                     See accompanying notes to consolidated financial statements.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

1.  Summary of        The Company
    Significant
    Accounting        Softlink, Inc. (formerly Draco Technologies, Inc., a
    Policies          publicly traded shell corporation) (the Company), a Nevada
    and Basis         Corporation, was incorporated on July 24, 1997.
    of Presentation
                      On March 31, 1998 the Company completed the acquisition of 100% of the outstanding common stock of Softlink, Inc., a California corporation, (Softlink CA) in exchange for 2,873,145 shares of the Company's $.001 par value common stock. For accounting purposes, the acquisition has been treated as the acquisition of the Company by Softlink CA with Softlink CA as the acquiror (reverse acquisition).
                      The historical financial statements prior to March 31, 1998 are those of Softlink CA. Since the Company prior to the reverse acquisition was a public shell corporation with no significant operations, pro-forma information giving effect to the acquisition is not presented. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of Softlink CA. The 2,627,280 shares held by the shareholders of the Company prior to the acquisition have been recognized as if they were issued in connection with the acquisition of the Company by Softlink
                      CA. On October 21, 1998, the Company's stock became publicly traded.

                      Softlink CA was incorporated on November 8, 1995. Softlink CA's principal activities consist of developing e-mail enhancement software, and licensing and marketing its products through wholesalers and end-users located primarily in North America.

                      Basis of Presentation

                      The accompanying balance sheet as of June 30, 1999 and the statements of operations and cash flows for each of the three month periods ended June 30, 1999 and 1998 have not been audited. However, in the opinion of management, they include all normal recurring adjustments necessary for a fair presentation of the financial position and the results of operations for the periods presented. The results of operations for the three months ended June 30, 1999 are not necessarily indicative of results to be expected for any future period.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================


                      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company had an accumulated deficit of $1,646,500 as of March 31, 1999 and incurred losses of $1,015,900 and $620,800 for the years ended March 31, 1999 and 1998, respectively.

                      These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or refinancing as may be required and ultimately to attain profitability. The Company is actively marketing its existing and new products, which it believes will ultimately lead to profitable operations. Management is also pursuing additional financing and has obtained additional financing of $3,000,000 through the issuance of 300 shares of convertible preferred stock (Note 12).

                      Consolidation

                      The accompanying consolidated financial statements include the accounts of Softlink, Inc. and its wholly-owned subsidiary, Softlink CA. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

                      Use of Estimates

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      Cash and Cash Equivalents

                      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its cash and cash equivalents with a high quality institution. At times, such funds may be in excess of the Federal Deposit Insurance Company limit of $100,000.

                      Accounts Receivable and Allowance for Doubtful Accounts

                      The Company grants credit to its customers after undertaking an investigation of credit risk for all significant amounts and generally does not require cash collateral. When necessary, an allowance for doubtful accounts is provided for estimated credit losses at a level deemed appropriate to adequately provide for known and inherent risks related to such amounts. The allowance is based on reviews of loss, adjustments history, current economic conditions and other factors that deserve recognition in estimating potential losses. While management uses the best information available in making its determination, the ultimate recovery of recorded accounts receivable is also dependent upon future economic and other conditions that may be beyond management's control.

                      Inventories

                      Inventories, which consist principally of software and packaging, are stated at the lower of cost (average) or market (net realizable value).

                      Property and Equipment

                      Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally ranging from two to five years.

                      Long-Lived Assets

                      The Company periodically reviews its long-lived assets for impairment based upon the estimated future cash flows expected to result from the use

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      of the asset and its eventual disposition. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company writes the asset down to its estimated then-current fair value.

                      Revenue Recognition

                      Sales are recognized at the time of shipment provided no significant obligations remain, no uncertainty exists about customer acceptance and collectibility is probable. License fees are earned according to the terms of the license agreement with the licensee (Note 5). Deferred revenue, included in accrued liabilities on the balance sheet, represent the unearned portion of amounts billed to customers.

                      Research and Development Costs

                      Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company's products and general release substantially coincide. As a result, the Company has not capitalized any software development costs since such costs qualifying for capitalization have not been significant.

                      Advertising Costs

                      The cost of advertising is expensed as incurred, except for direct response advertising, which is capitalized and amortized over its expected period of future benefits. Direct response advertising consists primarily of television infomercials which are broadcast to elicit sales to customers who respond specifically to the advertisement. The capitalized costs of the advertising are amortized over the one year period that the infomercial is broadcasted. As of March 31, 1999, $76,100 of these advertising costs are included in prepaid expenses and other current assets. Advertising expense for the fiscal years ended March 31, 1999 and 1998 aggregated $23,900 and $1,700, respectively. Advertising expense for the three months ended June 30, 1999 and 1998 aggregated $79,300 and $3,500, respectively (unaudited).

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      Income Taxes

                      The Company reports income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences of temporary differences by applying the tax rate expected to be in effect in future years to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities. Tax credits are recorded as a reduction of the provision for federal income taxes in the year realized. A valuation allowance is established for deferred income tax assets when realization is not deemed more likely than not.

                      Adoption of New Accounting Pronouncements

                      In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

                      In June 1998, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged assets or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain and loss is recognized in income in the period of change. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to affect its financial statements.

                      On October 27, 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 97-2, Software Revenue Recognition, which provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing, or otherwise marketing computer software. If the software arrangement does not require significant production, modification, or customization of software, revenue should be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the vendor's fee is fixed or determinable, and (4) collectibility is probable. The adoption of SOP No. 97-2 did not have a material impact on the Company's financial statements.

                      Fair Values of Financial Instruments

                      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

                          Cash and cash equivalents:
                          The carrying amount reported in the consolidated balance sheet for cash and cash equivalents approximates fair value for cash and cash equivalents.

                          Loan receivable from Actanet, Inc.:
                          The fair value of the loan receivable from Actanet, Inc. is not determinable because of the uncertain period of time to maturity.

                          Short-term debt:
                          The fair value of short-term debt approximates cost because of the short period of time to maturity.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      Earnings Per Share

                      During the year ended March 31, 1998, the Company adopted the provisions of SFAS No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. For the years ended March 31, 1999 and 1998, options to purchase 2,315,026 and 485,663 shares of common stock, respectively, were excluded from the computation of diluted earnings per share since their effect would be antidilutive. For the three months ended June 30, 1999 and 1998, options to purchase 2,504,493 and 976,654 shares of common stock, respectively, were excluded from the computation of diluted earnings per share since their effect would be anti-dilutive.

2.  Property and      A summary of property and equipment follows:
    Equipment

                                                      June 30,        March 31,
                                                          1999             1999
                      ---------------------------------------------------------
                                                    (Unaudited)
                      Furniture and fixtures          $ 49,500         $ 38,900
                      Equipment                         69,400           25,900
                      Software                           9,200            3,400
                      ---------------------------------------------------------
                                                       128,100           68,200
                      Less accumulated depreciation     19,000           13,900
                      ---------------------------------------------------------
                                                      $109,100         $ 54,300
                      =========================================================

3.  Deposits and      Included in deposits and other assets is a $49,200 loan
    Other Assets      receivable from Actanet Inc., an unrelated company. The
                      loan is non-interest bearing and is payable when Actanet
                      Inc. raises $250,000 of debt or equity funding from investors.


4.  Short-Term        In March 1998, the Company borrowed $50,000 from a
    Borrowings        stockholder under the terms of a promissory note bearing a
                      12% interest rate. In August 1998, the note payable and accrued interest were repaid in full.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      In December 1997, the Company received a $100,000 deposit from Compressant, Inc., a company who had entered into a merger agreement with the Company. In April 1998, the Company cancelled the merger agreement with Compressant, Inc. and executed an 8% promissory note payable in December 1998. In July 1998, the promissory note was assigned to Harris & Hull, who subsequently filed a complaint against the Company in January 1999 for breach of contract on the promissory note. In March 1999, the Company entered into a settlement agreement with Harris & Hull which provided for a $5,000 cash payment and a transfer of 21,209 shares of the Company's common stock as full payment on the $84,600 remaining balance due under the promissory note. Since the Company issued shares of treasury stock carried at their acquisition cost of $57,000 to settle this note payable, the resulting gain on this transaction has been recorded as an increase to additional paid-in capital.

5.  License           On March 27, 1998, Softlink, Inc. entered into a license
    Agreement         agreement with an unrelated Japanese company ("the
                      Licensee"), which provides for the exclusive right to sell certain of Softlink, Inc.'s products in Japan. The license agreement calls for the payment of a minimum guarantee royalty by the licensee of $800,000 during the first fifteen months and $1,200,000 during the next twelve months. As such, Softlink, Inc. has recognized $640,000 and $6,900 in license fee income during the years ended
                      March 31, 1999 and 1998, respectively. During the three months ended June 30, 1999 and 1998, the Company recognized $153,100 and $160,000 respectively (unaudited).
                      Included in accounts receivable as of March 31, 1999 is $421,900 due from the Licensee. Future minimum license fee income to be earned under the terms of the license agreement totals $1,059,800 and $293,300 during the years ended March 31, 2000 and 2001, respectively.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

6.  Commitments       The Company has an employment agreement with one of its
                      officers which provides for a severance payment equal to one year's salary and immediate vesting of outstanding stock options if the officer is terminated without cause.

                      The Company leases its facilities under operating leases. The facility leases require the Company to pay certain maintenance and operating expenses such as utilities, property taxes and insurance costs. Rent expense related to these leases was $32,000 and $1,500 for the fiscal years ended March 31, 1999 and 1998, respectively.

                      A summary of the future minimum lease payments under these non-cancelable operating leases follows:


                      Years Ended March 31,                           Amount
                      ---------------------------------------------------------
                      2000                                           $54,000
                      2001                                            24,600
                      ---------------------------------------------------------
                                                                     $78,600
                      =========================================================

7.  Income Taxes      Income tax expense for the years ended March 31, 1999 and
                      1998 consisted of the State minimum tax.

                      The Company's effective tax rate differs from the statutory federal income tax principally as a result of Federal and State net operating losses for which a full valuation allowance has been provided.

                      Deferred tax assets (liabilities) comprise the following:

                                                            June 30,     March 31,
                                                                1999          1999
                      ------------------------------------------------------------
                                                         (Unaudited)
                      Loss carryforwards                 $   680,000    $  455,200
                      Depreciation and amortization           (2,800)       (2,800)
                      Deferred compensation                  241,800       159,800
                      Reserves not currently deductible       39,400        39,400
                      -------------------------------------------------------------
                                                             958,400       651,600

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      Valuation allowance                (958,400)     (651,600)
                      ----------------------------------------------------------
                      Net deferred tax asset          $        --    $       --
                      ==========================================================

                      As of March 31, 1999, the Company has net operating loss carryforwards of approximately $1,175,300 and $590,300 available to reduce future taxable income, if any, for Federal and California state income tax purposes. The net operating loss carryforwards expire in various years through 2019.

                      Pursuant to the "change in ownership" provisions of the Tax Reform Act of 1986, utilization of the Company's net operating loss carryover may be limited, if a cumulative change of ownership of more than 50% occurs within any three-year period. The Company has not made this determination as of March 31, 1999.

8.  Capital Stock     Common Stock
                      During the year ended March 31, 1998, Softlink CA sold
                      222,327 shares of its common stock to various investors resulting in $164,800 in proceeds. In addition, Softlink
                      CA issued 453,621 shares of its common stock to various consultants. Compensation costs relating to stock issued for services totaling $336,200 were recorded based on the $0.74 price per share obtained from the sale of common stock during the period.

                      On March 31, 1998, the Company completed the acquisition of 100% of the outstanding common stock of Softlink CA in a transaction recorded as a reverse acquisition (Note 1).

                      During the year ended March 31, 1999, the Company sold 6,512,835 shares of its common stock in exchange for several 8% notes receivable totaling $4,976,300 and $63,600 in cash. On October 21, 1998 (prior to when the Company's stock became publicly traded), 2,650,130 of these shares of common stock were repurchased at the original per-share issuance price and retired by the Company in exchange for the cancellation of $973,900 in notes receivable due to non-payment.

                      Treasury Stock

                      On March 31, 1999, the Company repurchased 1,771,209 shares of its common stock at the then-current market value in exchange for the

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      cancellation of $3,186,500 in notes receivable due to non-payment. A former shareholder reserves the right to repurchase 250,000 of these shares from the Company at $3.00 per share through September 30, 1999 (Note 12).

                      The Company reserved 625,000 of these treasury shares (with a cost of $52,000) for issuance to its existing shareholders upon achieving the following three milestones: 25% of the shares would be issued upon the collection of the first $250,000 due under a license agreement (Note 5), 35% of the shares would be issued if the Company generated $2 million in sales and $100,000 in "audited profits" for the year ended December 31, 1998, the remaining 40% of the shares would be issued if the Company generated $1.5 million in sales and $200,000 in "audited profits" for the six months ended June 30, 1999. The Company met the first milestone in June 1998, and recorded $108,300 in compensation expense for the issuance of 156,250 of these reserved treasury shares based on their cost. However, the Company did not achieve the second two milestones. As of the date of this report, management has not yet formulated a plan for the remaining 468,750 shares reserved in treasury stock.

                      On March 31, 1999, 21,209 of the shares held in treasury were reissued for the retirement of $79,600 in debt (Note 4).

                      In March 1999, the Company reserved 875,000 shares of treasury stock (with a cost of $2,400,000) for issuance in exchange for radio and television advertising.

                      Based upon an agreement dated April 30, 1999 with a barter company which is acting as an intermediary in this transaction, the Company will be invoiced for radio and television advertising at the standard billing prices established by the media supplier, less 20%. The number of treasury shares to be transferred for payment of invoices received will be based on the lower of $2.50 per share or 50% of the trading price of the Company's common stock on the date of transfer.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      Stock Options
                      Options are exercisable as determined by the Board of Directors on the date of grant and expire five years from the date of grant. The Company applies Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and Related Interpretations in Accounting for Stock Options Issued to Employees. Under APB Opinion No. 25, employee compensation cost is recognized when the estimated fair value of the underlying stock on date of grant exceeds the exercise price of the stock option. For stock options issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model. During the years ended March 31, 1999 and 1998, the Company recognized $343,000 and $30,000 in compensation cost relating to stock options issued to employees and consultants.

                      A summary of the status of the Company's stock options of March 31, 1999 and 1998, and changes during the years then ended is presented in the following table:

                                                          Options Outstanding
                                      -------------------------------------------------------
                                             March 31, 1999               March 31, 1998
                                      --------------------------       ----------------------
                                                       Wtd.-Avg                     Wtd.-Avg
                                           Shares      Ex. Price        Shares      Ex. Price
                      -----------------------------------------------------------------------
                      Beginning           480,702      $    0.74            --      $      --
                      Granted           1,834,324      $    0.94       485,663      $    0.74
                      Exercised                --      $      --        (4,961)     $    0.74
                      Forfeited            (8,533)     $    0.74            --      $      --
                      -----------------------------------------------------------------------
                      Ending            2,306,493      $    0.90       480,702      $    0.74
                      =======================================================================
                      Exercisable
                      at year-end       1,150,177      $    0.75       480,702      $    0.74
                                       ==========                     ========

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      The following table summarizes information about stock options granted during the year ended March 31, 1999:

                                          Exercise Price
                           Number of    Equals, Exceeds or    Weighted-
                            Options     is Less Than Mkt.      Average    Range of     Weighted-
                            Granted      Price of Stock       Exercise    Exercise      Average
                          During 1999     on Grant Date        Price       Prices      Fair Value
                      ----------------------------------------------------------------------------
                              800,991        Equals           $   0.61    $     0.61   $    0.09
                              283,333        Exceeds          $   1.20    $     1.20   $    0.01
                              750,000       Less Than         $   1.19    $0.61-2.00   $    4.07
                       ---------------------------------------------------------------------------

                            1,834,324                         $   0.94                 $    1.70
                       ==============                         ========                 ===========

                      The weighted-average exercise price and weighted-average fair value of stock options granted during the year ended March 31, 1998 was $0.74 and $0.06, respectively.

                      The following table summarizes information about stock options outstanding as of March 31, 1999:

                                              Options Outstanding                         Options Exercisable
                      -----------------------------------------------------------   -------------------------------
                                                    Weighted
                                     Number          Average
                      Range of     Outstanding      Remaining         Weighted          Number         Weighted
                      Exercise        as of      Contractual Life      Average      Exercisable as      Average
                       Price         3/31/99         (Years)       Exercise Price     of 3/31/99     Exercise Price
                        $0.50         75,000            4.9              $0.50            40,625         $0.50
                        $0.61        830,991            4.2              $0.61           471,771         $0.61
                        $0.74        472,168            3.9              $0.74           472,169         $0.74
                        $1.20        853,333            4.9              $1.20           164,778         $1.20
                        $2.00         75,000            5.0              $2.00               834         $2.00
                                   ---------                                           ---------
                                   2,306,493                                           1,150,177
                                   =========                                           =========

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      SFAS No. 123 requires the Company to provide pro forma information regarding net loss and loss per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 1999 and 1998, respectively: no dividend yield; expected volatility of 227.3 percent (for options granted while the Company's stock was publicly traded) and 0.1 percent (for options granted prior to when the Company's stock was publicly traded); risk-free interest rate of 5.7 and 6.0 percent; and expected lives of three years for all plan options.

                      Under the accounting provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts as follows:

                      Years ended March 31,           1999          1998
                      ------------------------------------------------------
                      Net income:
                          As reported             $  (1,015,900)  $(620,800)
                      ======================================================
                          Pro forma               $  (1,069,100)  $(620,800)
                      ======================================================
                      Basic earnings per share:
                          As reported             $       (0.14)  $   (0.26)
                      ======================================================
                          Pro forma               $       (0.15)  $   (0.26)
                      ======================================================

9.  Major Customers   For the year ended March 31, 1999, revenues from two
                      customers amounted to $72,000, or 79% of net sales, excluding the revenue from license fees (Note 5). Included in accounts receivable as of March 31, 1999 is $5,500 due from these two customers.

                      For the year ended March 31, 1998, revenues from two customers amounted to $15,500 or 93% of net sales, excluding the revenue from license fees.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

10.  Statements of    The Company paid $2,500 and $0 for interest in the fiscal
     Cash Flows       years ended March 31, 1999 and 1998, respectively. The
                      Company made no income tax payments during the year ended
                      March 31, 1999 and paid $800 for income taxes during the year ended March 31, 1998.

                      Supplemental Schedule of Non-Cash Investing and Financing
                      Activities:

                      In May 1999, the Company purchased a copier in the amount of $6,900 under a capital lease. In June 1999, the Company received notes receivable totalling $17,800 for the issuance of treasury stock.

                      During the year ended March 31, 1999, the Company received notes receivable totaling $4,976,300 for the sale of common stock. Of this amount, $973,900 in notes receivable were cancelled for the repurchase and retirement of common stock, and $3,186,500 in notes receivable were cancelled for the acquisition of treasury stock. In addition, a note payable amounting to $79,600 was retired through the issuance of treasury stock (Notes 4 and 8).

                      During the year ended March 31, 1998, a $550,000 note receivable pertaining to the sale of common stock was recorded in connection with the completion of a reverse acquisition (Note 1).

11.  Contingency      The Company is currently under an investigation by the
                      Securities and Exchange Commission. As of the date of this report, the outcome of this investigation is not determinable.

12.  Subsequent       During the three months ended June 30, 1999, 208,000
     Events and       stock options with a $2.00 exercise price were issued to
     Interim Period   employees.
     Information
                      During the three months ended June 30, 1999, the Company issued 66,667 shares of treasury stock to a shareholder for proceeds of $200,000 as an exercise of that shareholder's right to repurchase shares of treasury stock
                      (Note 8). The Company also borrowed $100,000 with zero interest from the same shareholder during the period.

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      In May 1999, the Company purchased fully vested options to buy 10,000 shares of the Company's common stock with an exercise price of $0.61 per share from a consultant for $5,500.

                      In June 1999, the Company entered into an agreement to sell 72,727 shares of treasury stock to two investors for notes receivable totalling $17,800 and $180,000 in cash.

                      In June 1999, the Company entered into a lease agreement to rent office space for two years, effective September 13, 1999. The lease required a security deposit of $7,800, and a minimum monthly payment of approximately $7,900.

                      In June 1999, the Company entered into a license agreement with an unrelated U.S. company ("the Licensor"), which gave the Company an exclusive right to reproduce, manufacture, sell and distribute certain motion pictures. In July 1999, the Company paid $41,400 to acquire the royalty right and deposit for the use of certain titles.

                      In June 1999, the Company entered into a license agreement with an unrelated Japanese company ("the Licensee"), which provides for the non-exclusive right to distribute certain media titles in Japan. The license agreement calls for the payment of $38,500 by the licensee for the initial shipment of product, and an additional $60,500 royalty payments at the time when additional materials are ordered.

                      In July 1999, the Company borrowed in total $102,300 with zero interest from three shareholders, and $16,000 interest-free loan from an officer, respectively. In August 1999, all of these loans were paid in full (unaudited).

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      In July 1999, the Company entered into a license agreement with a U.S. based Japanese company ("the Licensee"), which allows the licensee to replicate, copy and license certain computer software programs as part of a bundle for use with a hardware product. As part of the agreement, the Company will deliver its standard user manual as well as the user guide for the program. The Company will also provide continued upgrades and support to the program. The licensee shall pay the Company a royalty for the program at a fixed price per unit, and the royalty payments will be made to the Company on a quarterly basis (unaudited).

                      In July 1999, the Company granted an employee an option to purchase 30,000 shares of the Company's common stock at $2 per share, vesting for a period of two years at a rate of 7,500 shares per every six months at the end of each six month period (unaudited).

                      In July 1999, the Company borrowed $20,000 interest-free loan from an independent lender. In return, the Company granted the lender an option to purchase 5,000 shares of the Company's stock at $2 per share. The option will expire three years from the date of the promissory notes. In September 1999, the note payable was repaid in full (unaudited).

                      In July 1999, the Company borrowed $70,000 from an unrelated lender under the terms of a promissory note bearing a 10% interest rate. In August, 1999, the loan was paid in full (unaudited).

                      In August, 1999, the Company entered into employment agreements with two additional officers providing for severance payments equal to one year's salary if either officer is terminated without cause (unaudited).

                      In August the Company restated its Articles of Incorporation to authorize 59,000,000 shares of common stock and 1,000,000 shares of preferred stock, each with a par value of $0.001 per share (unaudited).

                                                                  Softlink, Inc.

                                      Notes to Consolidated Financial Statements
               (Information with respect to June 30, 1999 and 1998 is unaudited)
================================================================================

                      In August 1999, the Company obtained an additional financing of $3,000,000 through the issuance of 300 shares of Series A convertible preferred stock to investors. The Company also issued warrants to purchase an aggregate of 390,000 shares of common stock. The warrants, which have exercise prices ranging from $2.25 to approximately
                      $2.44 per share, expire in August 2004. The preferred stock is convertible into that number of shares of common stock equal to the stated value of the Series A convertible preferred stock divided by the conversion price in effect at the time of the conversion (unaudited).

                      In September 1999, the Company's board of directors adopted the 1999 Stock Option Plan, which has not yet been ratified by the stockholders. Under the Plan 2,400,000 shares of common stock are available for options which may be granted to employees, directors, and consultants (unaudited).

                      In September 1999, the Company's board of directors voted by unanimous consent to rescind options to purchase 958,000 shares of common stock previously granted to various employees. The board then granted options to purchase 1,082,714 shares of common stock under the newly adopted stock option plan (unaudited).

     PART II  -  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of Nevada limits the liability of officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Nevada Law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

     Our Articles of Incorporation, with certain exceptions, eliminate any personal liability of a directors or officers to us or our stockholders for monetary damages for the breach of such person's fiduciary duty, and, therefore, an officer or director cannot be held liable for damages to us or our stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director or officer except in certain specified instances. We may also adopt by-laws which provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

       There are presently no material pending legal proceeding to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

     We have purchased directors and officers liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers of Softlink. The insurance policy provides standard directors and officers liability insurance in the amount of $5,000,000.

     We intend to enter into indemnification agreements with our directors and officers. These agreements will provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, (including attorneys' fees and disbursements), incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee .     . . . . . . .$   1,235
Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . $  30,000
Legal Fees and Expenses . . . . . . . . . . . . ........ . . . . . . . $  40,000
Miscellaneous. . . . . . . . . . . . . . . . . . . . . .   . . . . . . $   8,765
                                                                       ---------
     Total . . . . . . . . . . . . . . . . . . . . . . . .   . . . . . $  80,000

ITEM 26  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by us during the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.

     Transactions described in Items (1) through (6) below refer to the securities of Softlink, Inc., a California corporation which was the predecessor entity of the filer of this Registration Statement, and transactions described in Items (7) through (20) below refer to the securities of Softlink, Inc. a Nevada corporation which is the Registrant in this Registration Statement.

       Unless otherwise indicated, information in this section regarding shares of our common stock reflect the conversion ratio applied to shares of our common stock at the time of the reorganization described above.

       (1) In January 1997, the Company issued 33,727 shares of common stock to a consultant in exchange for services provided to the Company valued at approximately $5,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and was made without general solicitation or advertising. The consultant was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

       (2) In January 1997, the Company issued 33,727 shares of common stock to an investor in exchange for $12,500. The issuance was made in reliance on
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

       (3) In September 1997 the Company issued 33,727 shares of common stock to a consultant in exchange for consulting services valued at approximately $25,000. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and was made without general solicitation or advertising. The consultant was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

       (4) In November 1997 the Company issued 92,380 shares of common stock to investors in exchange for $68,477. The issuances were made in reliance on
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

     (5) In January 1998, the Company issued 134,907 shares of common stock to an investor in exchange for $100,000. The issuance was made in reliance on
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

       (6) From January to March 1998, the Company issued 419,894 shares of common stock to consultants in exchange for services performed for the Company valued at $311,249. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and were made without general solicitation or advertising. The consultants were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

       (7) In March 1998, the Company and its stockholders entered into a reorganization with Draco Technologies, Inc., a Nevada corporation. Under the reorganization, the stockholders of the Company received 0.6745344 shares of common stock of Draco Technologies for each share of the Company they owned prior to the reorganization and the Company became a wholly-owned subsidiary of Draco Technologies. Draco Technologies changed its name to Softlink, Inc. and references to "the Company" hereafter refer to Softlink, Inc., the filer of this registration statement. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

       (8) In March 1998, immediately prior to the reorganization, the Company conducted a private offering of its common stock. Pursuant to that offering, a total of 875,000 shares of common stock were sold to American Universal Group, Inc. for total cash and notes receivable consideration of $558,750. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment. 355,000 of the shares issued pursuant to this offering were later cancelled by the Company due to nonpayment under the notes.

       (9) In March 1998, immediately prior to the reorganization, the Company conducted a private offering of its common stock. Pursuant to that offering, a total of 1,625,000 shares of common stock were sold to individuals for total notes receivable consideration of $16,250. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to the Company that the shares were being acquired for investment. 1,088,000 of the shares issued pursuant to this offering were later cancelled by the Company due to nonpayment under the notes.

       (10) In May 1998, the Company issued 612,295 shares of common stock to investors pursuant to promissory notes in favor of the Company in the aggregate amount of $373,500. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment. All of the shares issued pursuant to this offering were later cancelled by the Company due to nonpayment under the notes.

       (11) In May 1998, the Company issued 737,705 shares of common stock to investors pursuant to promissory notes in favor of the Company in the aggregate amount of $450,000. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment. 594,835 of the shares issued pursuant to this offering were later cancelled by the Company due to nonpayment under the notes.

       (12) Subsequent to the investments noted in (8) and (9) above, the Company purchased 625,000 shares of common stock for treasury and placed these shares into an escrow account in favor of employees of the Company. The shares were to be distributed to the employees upon the achievement by the Company of three performance milestones. In June 1998, the Company issued 156,250 shares of this treasury stock to employees upon the achievement of the first of three performance milestones. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

       (13) In October 1998, the Company issued 425,130 shares of common stock investors in exchange for notes receivable and cash in the amount of $260,901. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

     (14) In October 1998, the Company issued 2,737,705 shares of common stock to investors in exchange for $1,670,000. The issuances were made in reliance on
Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

     (15) In October 1998, the Company issued 2,000,000 shares of common stock to investors in exchange for promissory notes in favor of the Company in the aggregate amount of $2,400,000. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment. 1,146,209 of these shares were later purchased by the Company and converted to treasury stock of the Company in exchange for the forgiveness of the remaining unpaid amount due under the promissory notes.

     (16) In March 1999, the Company issued 21,209 shares of treasury stock to an investor to satisfy a loan obligation of the Company. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

       (17) In June 1999, the Company issued an aggregate of 72,727 shares of treasury stock to two investors in consideration of an aggregate of $180,000 in cash and notes receivable. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

     (18) In August 1999, the Company issued 300 shares of preferred stock and warrants to purchase up to 240,000 shares of common stock to two investors in exchange for $3,000,000 in cash consideration. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were being acquired for investment.

     (19) In September 1999, the Company issued options to purchase 1,082,714 shares of common stock to officers and employees of the Company, with exercise prices ranging from $1.75 to $2.00 per share. The issuances were made in reliance on Section 4(2) of the Securities Act of 1933 and Rule 701 promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to the Company that the shares were being acquired for investment.

ITEM 27.      EXHIBITS

The following exhibits are filed with this Registration Statement:

Exhibit No.               Exhibit Name
-----------               ------------

3.1         Articles of Incorporation of the Registrant, dated as of July 24, 1997

3.2         Certificate of Amendment to the Articles of Incorporation of the Registrant, dated as of March 23, 1998

3.3         Certificate of Amendment of Articles of Incorporation of the Registrant, dated as of August 12, 1999

3.4         Certificate of Designation of Preferences for Series A Preferred Stock of the Registrant

3.5         By-Laws of Registrant

4.1         Sample Stock Certificate of the Registrant (*)

4.2         See Exhibit No. 3.1, 3.2 and 3.3

5.1         Opinion of Silicon Valley Law Group (*)

10.1        License Agreement dated as of March 27, 1998 by and between NIC Ltd. and the Registrant

10.2        Employment Agreement dated as of March 1, 1999 by and between William W.
            Yuan and the Registrant

10.3        First Amendment to Employment Agreement dated as of August 31, 1999 by and between William W. Yuan and the Registrant

10.4        Office Rent Sublease Agreement dated as of April 9, 1999 by and between
            Auken-Redac and the Registrant

10.5        Computer Software Distribution Agreement dated as of April 29, 1999 by and between Navarre Corporation and the Registrant.

10.6        Escrow Agreement, dated as of April 30, 1999 by and between The Providers,
            Inc. and the Registrant

10.7        Contract of Engagement by and between Cardinal Capital Management, Inc.
            and the Registrant dated May 18,1999.

10.8   Lease Agreement dated as of June 14, 1999 by and between Koll/Intereal Bay
       Area and the Registrant

10.9   Software Distribution and Marketing Rights Agreement, dated as of June 29,
       1999, by and between Fountain Technologies, Inc. and the Registrant

10.10 OEM and License Agreement dated as of July 1, 1999 by and between Information Technologies Division, a division of Sony Electronics,
       Inc. and the Registrant.

10.11  Warrant Agreement dated August 17, 1999 by and between Deephaven Private
       Placement Trading Ltd. and the Registrant.

10.12  Warrant Agreement dated August 17, 1999 by and between Hornblower
       Investors L.L.C. and the Registrant.

10.13  Registration Rights Agreement dated as of August 17, 1999 by and between
       Hornblower Investors L.L.C., Deephaven Private Placement Trading Ltd.
       and the Registrant.

10.14 Convertible Preferred Stock Purchase Agreement dated August 17, 1999 by and between Hornblower Investors, L.L.C., Deephaven Private Placement
       Trading Ltd. and the Registrant.

10.15  Distribution Agreement by and between Earthlink Network, Inc. and the
       Registrant

10.16  Executive Employment Agreement dated as of August 31, 1999 between
       Johnson Lee and Registrant

10.17 Executive Employment Agreement dated August 31, 1999 between Edmund Leung and Registrant

10.18  Letter Agreement dated as of August 31, 1999 by and between Packard
       Bell/NEC and the Registrant

10.20  1999 Stock Option Plan

10.21  Form Stock Option Agreement

23.1   Consent of BDO Seidman, LLP

23.2   Consent of Silicon Valley Law Group (contained in Exhibit 5.1) (*)

27.1   Financial Data Schedule

___________________
(*)   To be filed by amendment.

ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

    [Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities and Exchange of 1934 that are incorporated by reference in the registration statement].

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Santa Clara, State of California, on November 2, 1999.

SOFTLINK, INC.


By: /s/ William Yuan
------------------------------------
William Yuan
Chief Executive Officer

       In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                            TITLE                       DATE
--------------------   ---------------------------------   ----------------

/s/ William Yuan       President and Director              November 2, 1999
--------------------
    William Yuan       (principal executive officer)

           *           Chief Executive Officer, Director   November 2, 1999
--------------------
      Johnson Lee

           *           Treasurer, Secretary and Director   November 2, 1999
--------------------
    Edmund Leung       (principal accounting officer)


* By executing his name hereto on November 2, 1999, William Yuan. is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

    By: /s/ William Yuan
    --------------------
William Yuan
(Attorney-in-Fact)

                               POWER OF ATTORNEY

  We the undersigned officers and directors of Softlink, Inc., hereby severally constitute and appoint William W. Yuan and Johnson C. Lee, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                   TITLE                                 DATE

/s/ William Yuan             President and Director               November 2, 1999
---------------------
    William Yuan             (principal executive officer)

/s/ Johnson C. Lee            Chief Executive Officer, Director   November 2, 1999
---------------------
    Johnson Lee

/s/ Edmund Leung              Treasurer, Secretary and Director   November 2, 1999
---------------------
    Edmund Leung              (principal accounting officer)

                                     II-10